Exhibit 10.1

$40,000,000

CREDIT AGREEMENT

Dated as of

March 27, 2007

among

ALESCO FINANCIAL HOLDINGS, LLC

Borrower

ALESCO FINANCIAL INC.

Guarantor

ROYAL BANK OF CANADA

U.S. BANK NATIONAL ASSOCIATION

Lenders

and

ROYAL BANK OF CANADA

Agent

CREDIT AGREEMENT dated as of March 27, 2007 among ALESCO FINANCIAL HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), ALESCO FINANCIAL INC., a Maryland Corporation (“Guarantor”), ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION (“Lenders”) and ROYAL BANK OF CANADA, as agent for the Lenders (in such capacity, together with any successors thereto in such capacity, the “Agent”).

WHEREAS, Borrower has requested that Lenders make loans to it in an aggregate principal amount not exceeding $40,000,000 at any one time outstanding and Lenders are willing to make such loans upon the terms and conditions hereof;

WHEREAS, Guarantor owns all outstanding shares of the capital stock of Borrower and will benefit from the loans made by Lender to Borrower;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS; RULES OF CONSTRUCTION

1.01 Definitions and Rules of Construction. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. In the case of Borrower, “Affiliate” shall include Cohen Brothers Management and any Affiliate of Cohen & Company Management.

“Agent Related Person” means any of the Agent or any officer, director, employee, agent or Affiliate thereof.

“Agreement” means this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

“AHL” means Alesco Holdings Ltd., an exempt company incorporated under the laws of the Cayman Islands.

“AHL Security Agreement” means, the Security Agreement dated as of March 27, 2007, as form time to time amended, modified, supplemental or restated, between AHL and the Agent.

“Alesco Funding Entity” means any of (a) Alesco Preferred Funding X, Ltd. (“Alesco X”), Alesco Preferred Funding XI, Ltd. (“Alesco XI”), Alesco Preferred Funding XII, Ltd. (“Alesco XII”), Alesco Funding XIII, Ltd. (“Alesco XIII”), Alesco Funding XIV, Ltd.

(“Alesco XIV”) Emporia Preferred Funding II, Ltd. (“Emporia II”) or Emporia Preferred Funding III, Ltd. (“Emporia III”), each an exempt company organized under the laws of the Cayman Islands.

“Alesco Funding Preferred Shares” means Preferred Shares, issued by an Alesco Funding Entity.

“Alesco Funding Securities” means Alesco Funding Preferred Shares and other securities or notes issued by an Alesco Funding Entity.

“Applicable Margin” means (i) 2.75% in the case of Eurodollar Loans and (ii) 1.50% in the case of Base Rate Loans.

“Assignment and Acceptance” has the meaning specified in Section 10.06(b).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, Title 11 of the United States Code, as amended from time to time, and any successor statute.

“Base Rate” means, for any day, the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Prime Rate.

“Base Rate Loan” means a Loan at such time as it bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder from both Lenders on a Borrowing Date.

“Borrowing Date” means a date on which a Loan is made.

“Business Day” means (a) with respect to any borrowing or payment of, or determination of LIBOR with respect to, a Eurodollar Loan or when used in the definition of Interest Period or with respect to a Notice of Conversion, any day on which dealings in U.S. Dollars are carried on in the London interbank market other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated by Law or by local proclamation to close, and (b) for all other purposes, any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or obligated by Law or by local proclamation to close.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent and/or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Management” means (i) Cohen & Company Management ceasing to manage Guarantor pursuant to the Management Agreement, (ii) Cohen & Company Management ceasing to be a direct or indirect wholly-owned subsidiary of Cohen Brothers LLC, or (iii) any resignation or removal of any of Daniel Cohen as the Chairman or Jay McEntee as the President and Chief Executive Officer of Guarantor or Cohen & Company Management or ceasing to have substantially the responsibility or authority at Guarantor and Cohen & Company Management customarily possessed by a Chairman or Chief Executive Officer, respectively.

“Change of Control” means that a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than (i) the beneficial owners of Guarantors or Cohen Brothers LLC, as applicable, as of the date hereof, or(ii) Lender and its Affiliates) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the total voting equity interests of Guarantor or Cohen Brothers LLC, or otherwise has the power to direct or cause the direction of the management or policies of Borrower or Cohen Brothers LLC Equity interests whose holders do not possess voting power except upon the happening of contingencies or which entitle their holders to vote only with regard to matters as to which holders of nonvoting preferred shares or limited partnership interests are customarily entitled to vote shall not constitute voting shares or voting equity interests for purposes of determining whether a Change of Control has occurred.

“Cleanup Payment” has the meaning specified in Section 2.05(b).

“Cleanup Period” means a period of at least four (4) consecutive Business Day during which no loans are outstanding. For purposes of determining whether any four Business Days are consecutive, any intervening non-Business Days shall be disregarded.

“Closing Date” means the earliest date on which the conditions precedent to Lender’s obligation to make Loans to Borrower are satisfied or waived.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Cohen & Company Management” means [Cohen & Company Management LLC], a [Delaware] limited liability company.

“Cohen Securities” means Cohen & Company Securities, LLC, a Delaware limited liability company.

“Collateral” has the meaning specified in the Security Agreement and/or the AHL Security Agreement and includes all Pledged Alesco Funding Securities.

“Collateral Account” means the Dain Account or each other securities account or deposit account to which is credited any Collateral.

“Collateralized Debt Obligation” or “Collateralized Loan Obligation” means an offering, by a special purpose entity, of interests in secured debt obligations, and other investments permitted under the organizational and operating documents of such entity, which interests are sold to third party investors.

“Commitment” means with respect to any Lender, such Lender’s obligation to make Loans in an aggregate principal amount not exceeding at any one time outstanding the amount set forth for such Lender next to its name on the signature pages hereof (as such amount may be reduced pursuant to the terms hereof).

“Commitment Fees” has the meaning specified in Section 2.05(b).

“Commitment Percentage” means, as to each Lender, the percentage which such Lender’s Commitment represents of the Total Commitments, as set forth next to the name of such Lender on the signature pages hereof.

“Commitment Period” means the period from the Effective Date to the Termination Date.

“Consolidated VIE” means a variable interest entity that is required under GAAP to be consolidated with Borrower.

“Conversion Date” means any date on which a Loan is converted from one Type to another pursuant to Section 2.03(c) or any other provision of this Agreement.

“Credit Date” means (a) each Borrowing Date, (b) each date on which a Loan is continued as the same Type of Loan for an additional Interest Period and (c) each date on which a Loan is converted to a different Type of Loan.

“Credit Documents” means this Agreement, the Security Agreement, the AHL Security Agreement, the Dain Control Agreement, any other Control Agreement, the Note and all documents and instruments related to any of the foregoing.

“Creditor” means any Lender or the Agent.

“Dain” means RBC Dain Rauscher Inc.

“Dain Account” means (i) Account No. 12Y3-5204-6135 maintained by Dain for Borrower and (ii) each securities account established by Dain for Borrower in substitution thereof or replacement thereof or to which any Pledged Alesco Funding Securities or other items of Collateral are credited.

“Dain Account Agreement” means the Account Agreement dated September 25, 2006 between Borrower and Dain establishing the Dain Account.

“Dain Control Agreement” means the Control Agreement dated the date hereof among the Borrower, Cohen Securities, the Agent and Dain granting to the Agent, for the benefit of the Lenders, Control of the Dain Account.

“Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables and other accounts payable incurred in the ordinary course of business of such Person and not more than 90 days overdue), (d) Capital Lease Obligations of such Person, (e) Debt of others secured by a Lien on the property of such Person, whether or not the Debt so secured has been assumed by such Person, (f) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (g) all obligations, contingent or otherwise, in respect of bankers’ acceptances, (h) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (i) all obligations of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, (j) the net obligations of such Person under derivative transactions (including but not limited to under Swap Agreements) or commodity transactions (determined in the case of any such transaction on the basis specified in the relevant Swap Agreement, commodity contract or other agreement governing such transaction or (absent such specification) on a mark-to-market basis for the date of determination), and (k) obligations of such Person under any Guaranty of Debt of others of the kinds referred to in the foregoing clauses (a) through (j).

“Default” means an Event of Default or any event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Depository Bank” means any bank maintaining a Collateral Account.

“Dollars” and “$” mean lawful money of the United States of America. Any reference in this Agreement or any other Credit Document to payment in “Dollars” or “$” means payment in immediately available Dollar funds.

“Effective Date” means the date on which this Agreement is executed and delivered by Borrower and Lender.

“Eurodollar Loan” means a Loan at such time as it bears interest based on LIBOR.

“Events of Default” has the meaning specified in Section 7.01.

“Existing Credit Agreement” means the Credit Agreement dated as of September 29, 2006 among Borrower, Alesco Financial Trust and Royal Bank of Canada.

“Extending Lender” has the meaning specified in Section 2.11.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for a particular day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day for such transactions as determined by the Agent in good faith.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Guaranty” by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any Debt of another Person, including but not limited to any obligation of such Person to purchase or pay (or supply or advance funds for the purchase or payment of) such Debt (whether arising by virtue of a partnership agreement, agreement to keep well, to purchase property or assets or services, to take or pay, or to maintain financial statement conditions or otherwise), or any obligation incurred for the purpose of assuring the holder of such Debt of the payment thereof in whole or in part; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business.

“Indemnified Party” has the meaning specified in Section 8.04.

“Insolvency Proceeding” means (i) a voluntary or involuntary case under the Bankruptcy Code and/or (ii) any other case or proceeding under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors.

“Interest Payment Date” means (i) with respect to any Eurodollar Loan, the last day of each Interest Period for such Loan and (ii) with respect to any Base Rate Loan, the last Business Day of each calendar month.

“Interest Period” means, as to any Eurodollar Loan, the period commencing on the Borrowing Date of such Loan or on the date on which the Loan is converted into or continued as a Eurodollar Loan, and ending on the date one, two or three months thereafter, as selected by a Borrower pursuant to Section 2.03(a) or in a Notice of Conversion, provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Stated Termination Date.

“Intermediary” means Dain or any other securities intermediary (as defined in Section 8-102(a) of the UCC) maintaining a Collateral Account.

“Law” means any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, directive or policy of a governmental, regulatory, or administrative body or an applicable order or decree of a court or arbitrator.

“LIBOR” means for any Interest Period with respect to any Eurodollar Loans:

(a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the LIBOR 01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days Prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loans being made, continued or converted by a Borrower and with a term equivalent to such Interest Period would be offered by the Agent’s London branch to major banks in the offshore U.S. dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Lien” means any lien, pledge, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including but not limited to the lien or retained security title of a conditional vendor and the interest of a lessor under a lease intended as security (but not including the interest of a lessor under any operating lease), and any filed Uniform Commercial Code financing statement or comparable filing in any other jurisdiction.

“LLC Agreement” means the Limited Liability Company Agreement dated as of February 9, 2006 for the Borrower.

“Loan” has the meaning specified in Section 2.01.

“Loan Limit” means the lesser of (i) the Total Commitments and (ii) an amount equal to the LTV Ratio (expressed as a decimal) multiplied by the Value of the Collateral.

“LTV Ratio” means 50%.

“Majority Lenders” means Lenders whose Commitment Percentage total at least 66 2/3% or, if no Commitments are in effect, who hold Loans in an aggregate outstanding principal amount exceeding 66 2/3% of the aggregate outstanding principal amount of all Loans.

“Management Agreement” means the Management Agreement dated as of January 31, 2006 between Guarantor and Cohen & Company Management, as supplemented by the Assignment and Assumption Agreement, by and among Alesco Financial Trust, Sunset Financial Resources, Inc. and Cohen & Company Management (whereby Alesco Financial Trust, upon its merger with and into Jaguar Acquisition, Inc. (a wholly owned subsidiary of Guarantor) assigned all of its right, title and interest under the Management Agreement to Sunset Financial Resources, Inc. (which was then renamed Alesco Financial Inc.) and Sunset Financial Resources, Inc. assumed all the right, title and interest of Alesco Financial Trust under the Management Agreement, and Cohen & Company Management consented to such assignment, as from time further amended, modified, supplemented or restated.

“Margin Stock” means margin stock as defined in Regulation U of the Board of Governors of the Federal Reserve System, 12 CFR §221.2, as in effect from time to time and any successor thereto, or other regulation or official interpretation of such Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial or other condition, assets or results of operations of an Obligor and its Subsidiaries, taken as a whole or any Alesco Funding Entity, (b) either Obligor’s ability to perform its obligations under any Credit Document, (c) the validity or enforceability of any Credit Document or the rights or remedies of Lender thereunder, or (d) Borrower’s title to the Collateral or the validity, enforceability, perfection or priority of Lender’s security interest on the Collateral.

“Non-Extending Lender” has the meaning specified in Section 2.11.

“Note” means Borrower’s promissory note issued pursuant hereto evidencing Loans made by a Lender, substantially in the form of Exhibit A, payable to the order of a Lender in the amount of the Commitment of such Lender or the outstanding amount of the Loans held by a Lender, and any other promissory note acceptable to and accepted by a Lender from time to time in substitution or exchange therefor or renewal thereof.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Notice of Conversion” means a notice of conversion of a Loan or Loans from one Type to the other Type, substantially in the form of Exhibit C.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of each Obligor to each Lender or any Indemnified Party arising under or in connection with any of the Credit Documents.

“Obligor” means Borrower, Guarantor or AHL, and “Obligors” means Borrower Guarantor and AHL collectively.

“Other Taxes” has the meaning specified in Section 3.05.

“Participant” has the meaning specified in Section 9.06.

“Permitted Lien” means a Lien specified in clauses (i), (ii) and (iii) of Section 6.02(c).

“Person” means any natural person, partnership, corporation, trust (including a business trust), limited liability company, joint stock company, unincorporated association, joint venture or other entity (or any segregated portfolio, segregated subfund, account, cell or other similar legally respected subdivision of the foregoing which may contract on its own behalf or on whose behalf the entity may contract) or any government or any political subdivision or agency, department or instrumentality thereof.

“Pledged Alesco Funding Securities” means all Alesco Funding Securities pledged from time to time by Borrower to Lender pursuant to the Security Agreement or otherwise subject to the security interest granted by the Security Agreement and all security entitlements of Borrower in respect thereof.

“Prime Rate” means for any day, the rate of interest per annum determined by the Agent from time to time as its prime commercial lending rate for Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate charged by the Agent for such loans.

“Request for Extension” has the meaning specified in Section 2.11.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including but not limited to any emergency, supplemental or other marginal reserve requirement) for Lenders with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D of such Board, as in effect from time to time) having a term most closely corresponding to the term of such Interest Period.

“Responsible Officer” means any designee thereof, or any other authorized officer or representative of an Obligor acceptable to the Agent, in each case for whom an incumbency certificate in form and manner reasonably acceptable to Lender has been provided by such Obligor to Lender.

“Security Agreement” means the Security Agreement dated as of the date hereof between Borrower and the Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Security Interest” has the meaning specified in the Security Agreement and/or the AHL Security Agreement.

“Shareholder Equity” means, at any time, the amount shown as “shareholders equity” on the then most recent consolidated financial statements of Guarantor furnished to Lender pursuant to Section 6.01(c).

“Solvent” with respect to any Person means that the fair value of such Person’s property is greater than the sum of such Person’s debts.

“Stated Termination Date” means September 27, 2007 or such later date as may be determined pursuant to Section 2.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests, having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions for such other Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Agreement” means (i) any “swap agreement” as defined in §101(53B) of the Bankruptcy Code or any successor provision, or (ii) any “Transaction” as defined in the form 1992 ISDA Master Agreement or the form 2002 ISDA Master Agreement, in either such case as published by the International Swaps and Derivatives Association, Inc.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, including penalties and interest, imposed by any governmental or other authority of any country, including any political subdivision thereof, other than taxes imposed on or measured by gross or net income of a Lender, and franchise taxes and branch profits taxes and similar taxes imposed on a Lender, by (i) the jurisdiction under the Law of which such Lender is organized or any political subdivision thereof, (ii) any jurisdiction as a result of such Lender being engaged or deemed to be engaged in a trade or business in such jurisdiction for reasons other than its extension of credit pursuant to this Agreement, or (iii) the jurisdiction in which is located the office through which such Lender is acting hereunder or any political subdivision thereof.

“Termination Date” means the Stated Termination Date or any earlier date on which the Commitment is terminated pursuant hereto.

“Total Commitments” means the total Commitments of all Lenders.

“Type” means, with respect to any Loan, its nature as a Eurodollar Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Unutilized Commitments” at any time the amount by which the Total Commitments in effect at such time exceeds the aggregate principal amount of all Loans outstanding at such time.

“Utilization Period” means each period (i) commencing on the last day of a Cleanup Period and (ii) ending on the first day the immediately succeeding Cleanup Period, provided that the first Utilization Period shall commence on the first Borrowing Date and end on the first day of the first Cleanup Period thereafter.

“Valuation Report” has the meaning specified in Section 6.01(d).

“Value” means, as further provided in Section 2.12, (i) with respect to Cash, the amount thereof, and (ii) with respect to Pledged Alesco Funding Securities, the value thereof as set forth in the most recent Valuation Report delivered to Lender, subject to such adjustments in such value as the Agent shall in good faith deem appropriate to reflect circumstances arising or occurring after the date of such Valuation Report, and (iii) with respect to any other item of Collateral, the fair market value of such item, as determined by the Agent in its reasonable discretion.

1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

1.03 Accounting Terms. All accounting and financial terms not specifically defined herein shall be construed in accordance with GAAP. All banking terms not specifically defined herein shall be construed in accordance with general practice among commercial banks in New York, New York.

1.04 Principles of Construction. (a) Unless otherwise expressly specified herein, (i) references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement, (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole, and (iii) words of any gender mean and include correlative words of the other genders.

(b) Unless otherwise specified, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(c) The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(d) All references herein to times of day shall be New York City time unless otherwise expressly specified herein. All references to “days” shall be to calendar days unless Business Days are specified.

(e) Each party hereto and its counsel have reviewed this Agreement and the other Credit Documents and have participated in the preparation of this Agreement and the other Credit Documents. Accordingly, any rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement and the other Credit Documents.

ARTICLE II

THE CREDIT FACILITY

2.01 Loans. Subject to the terms and conditions hereof, each Lender agrees to make loans (each, a “Loan”) to Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) the Commitment of such Lender and (ii) the Commitment Percentage of such Lender (expressed as a decimal) multiplied by the Loan Limit. The Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by Borrower and notified to the Agent in accordance with Sections 2.02 and 2.03. During the Commitment Period, Borrower may utilize the Commitment by borrowing hereunder, prepaying Loans in whole or in part and reborrowing hereunder, all in accordance with the terms and conditions hereof. Each Loan shall be payable on the Termination Date.

2.02 Procedure for Borrowing. (a) Borrower may borrow from the Lenders under the Total Commitments during the Commitment Period on any Business Day by delivering to the Agent a notice of borrowing substantially in the form of Exhibit B (a “Notice of Borrowing”) (which notice, to be effective on the requested Borrowing Date, must be received by the Agent (a) prior to 12:00 noon, three Business Days before the requested Borrowing Date, if the requested Loans are initially to be Eurodollar Loans or (b) prior to 11:00 a.m., on the requested Borrowing Date, if the requested Loans are initially to be Base Rate Loans), specifying (i) the amount of the proposed Borrowing, which shall be $1,000,000 or whole multiples of $100,000 in excess thereof, (ii) the proposed Borrowing Date, and (iii) whether the requested Loans are to be Eurodollar Loans or Base Rate Loans and, in the case of a Eurodollar Loans, the initial Interest Period therefor; provided, however, that the initial Borrowing shall be in an amount sufficient to repay all principal, interest and other amounts owing under the Existing Credit Agreement and the Agent is authorized to apply the proceeds of the initial Borrowing hereunder directly to the repayment of such principal, interest and other amounts, as notified to it by Royal Bank of Canada. The Agent shall promptly notify each Lender of a requested Borrowing, specifying the amount thereof, the requested Borrowing Date and each Lender’s share of the requested Borrowing. No later than 3:00 p.m. on the proposed Borrowing Date each Lender shall remit to the Agent such Lender’s pro rata share (which shall be equal to its Commitment Percentage) of the Borrowing requested by the Borrower for such Borrowing Date. The Agent shall, unless it determines that any applicable condition specified in Article IV has not been satisfied, make the amount of the requested Borrowing available to Borrower in immediately available funds on the requested Borrowing Date by crediting the amount in the Borrower’s operating account at the Agent’s branch at One Liberty Plaza, New York, New York, or as otherwise specified by the Borrower to Lender in the notice of Borrowing.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loans available to the Agent, then the applicable Lender shall pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Lender does not do so forthwith, the Borrower shall pay to the Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the Loans in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Agent.

2.03 Conversion and Continuation. (a) At least three Business Days prior to the expiration of each Interest Period for a Eurodollar Loan, Borrower shall notify the Agent (who shall promptly notify each Lender thereof) of the requested duration of the succeeding Interest Period unless Borrower shall have given a timely Notice of Conversion with respect to such Eurodollar Loan pursuant to paragraph (b) of this Section 2.03 or unless Borrower shall have given notice of its intention to prepay such Eurodollar Loan on or before the first day of any such succeeding Interest Period. If Borrower fails to timely notify the Agent of the desired duration of the Interest Period succeeding an expiring Interest Period for a Eurodollar Loan, or to timely give notice of a conversion or a notice of prepayment of such Loan, it shall be deemed to have requested a one-month duration for such succeeding Interest Period; provided that (i) no Eurodollar Loan may be continued as such when an Event of Default has occurred and is continuing and (ii) if such continuation is not permitted pursuant to the preceding clause (i), such Eurodollar Loan shall be automatically converted to a Base Rate Loan on the last day of the then expiring Interest Period.

(b) Borrower may elect from time to time to convert Loans from one Type to the other Type, by delivering to the Agent a Notice of Conversion (which Notice to be effective on the requested conversion date (a “Conversion Date”) must be received by the Agent (who shall promptly notify each Lender thereof) by the time prescribed in Section 2.02 for receipt of a Notice of Borrowing for Loans of the Type being converted to); provided that (i) any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto, and (ii) no Base Rate Loan may be converted into a Eurodollar Loan when an Event of Default has occurred and is continuing.

2.04 Evidence of Indebtedness, Note. The Agent shall open and maintain on its books accounts and records evidencing the Loans made to Borrower. The Agent shall record therein the amount of each Lender’s Loans, the interest rate applicable thereto, each payment of principal of or interest on each Lender’s Loans, interest, fees, expenses and other amounts payable by Borrower hereunder and all other amounts paid by Borrower under this Agreement. Each Lender shall maintain similar accounts and records with respect to Loans made by it and amounts paid and owing to it hereunder. Such accounts and records maintained by the Agent and each Lender will constitute, in the absence of manifest error, prima facie evidence of the indebtedness of Borrower to Lenders and the Agent pursuant to this Agreement, including the date each Lender made a Loan to Borrower, the amount of such Loan, interest accrued on such Loan and the amounts Borrower has paid from time to time on account of the principal of and interest on each Loan and fees, expenses and other amounts payable by Borrower hereunder. The Loans of each Lender shall also be evidenced by the Note issued to such Lender. Each Lender is hereby authorized to record the date and amount of each Loan made by it and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Note issued to such Lender; provided that a Lender’s failure to make any such recordation (or any error in such recordation) shall not limit or otherwise affect Borrower’s obligations to such Lender hereunder or under the Note issued to such Lender.

2.05 Prepayments. (a) If at any time the aggregate outstanding principal amount of the Loans exceeds the Loan Limit, Borrower shall, within two Business Days after written demand by the Agent, or by any Lender through the Agent, prepay the Loans and/or provide additional Collateral consisting of cash or Alesco Funding Securities or such other Collateral as may be mutually agreed upon by Borrower and the Agent having a Value sufficient to eliminate such excess, provided that if the aggregate outstanding principal amount of the Loans exceeds the Total Commitments, Borrower shall immediately prepay the Loans by an amount at least equal to such excess.

(b) Borrower shall not permit any Utilization Period to exceed one hundred and fifty (150) days. Accordingly Borrower shall prepay all outstanding Loans and all accrued interest thereon on the 150th day of each Utilization Period (such a prepayment herein called a “Cleanup Payment”) and shall not make any borrowing hereunder for four consecutive Business Days following such prepayment.

(c) Borrower may at any time and from time to time prepay the Loans, in whole or ratably in part, without premium or penalty, upon prior notice to the Agent (who shall promptly notify each Lender thereof, but in no event later than one Business Day after the Agent receives such notice), which notice must be received by the Agent prior to 11:00 a.m. three (3) Business Days prior to the prepayment date specifying the date and amount of prepayment and the Type of Loans to be prepaid; provided that each prepayment of Eurodollar Loans on a day other than the last day of an Interest Period shall require the payment of all amounts payable by Borrower pursuant to Section 3.04. Any such notice shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified, together with accrued interest to such date on the amount prepaid. Partial prepayments of principal shall be in an amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(d) Partial prepayments of the Loans shall be applied first to Base Rate Loans and then to Eurodollar Loans in such order as will minimize the amount payable by Borrower pursuant to Section 3.04.

2.06 Reduction or Termination of Commitments. Borrower may at any time, upon 5 Business Days’ prior notice to the Agent (who shall promptly notify each Lender thereof), permanently terminate, or from time to time permanently ratably reduce, the Total Commitments; provided that each partial reduction of the Total Commitments shall be in an amount that is $1,000,000 or any whole multiple of $500,000 in excess thereof. Each partial reduction of the Total Commitments shall be applied ratably to the Commitment of each Lender. In the case of a reduction of the Total Commitments, the Borrower shall, on the effective date of such reduction, prepay in accordance with Section 2.05 so much of the aggregate outstanding principal amount of the Loans as exceeds the amount of the Total Commitments as so reduced together with all interest accrued thereon. In the case of the termination of the Total Commitments, Borrower shall, on the effective date of any such termination, prepay the principal amount of all outstanding Loans, all accrued and unpaid interest thereon and all fees, expenses and any other amounts due hereunder or under any other Credit Document. Once such termination or reduction has occurred, the Total Commitments and each Lender’s Commitment, or the amount of such reduction, may not be reinstated.

2.07 Fees. (a) As consideration for the credit facility made available hereunder, Borrower shall pay to the Agent a non-refundable structuring fee and an annual Agent fee in amounts to be separately agreed to by Borrower and the Agent. Such restructuring fee shall be due and payable on the earlier of the Closing Date and the Termination Date, and such Agent fee shall be due and payable annually in advance on the Closing Date and on each anniversary of the Closing Date. Without limiting Borrower’s liability for payment of such fees, Borrower hereby authorizes Lender to deduct such fees from the proceeds of the Loans.

(b) Borrower agrees to pay to the Agent for the benefit of the Lenders a fee (the “Commitment Fee”) at the rate of 0.50% (fifty basis points) per annum on the amount of the Unutilized Commitment during the Commitment Period. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the Commitment Period (commencing on the first such day to occur after the Effective Date) and on the Termination Date, shall be calculated on the average daily amount of the Unutilized Commitment for each period for which the Commitment Fee is paid and shall be shared ratably by Lenders in accordance with their share of the Total Commitments.

2.08 Interest Rates and Payments Dates. (a) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto until it becomes due and payable or is converted into a Loan of another Type, at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin. Interest accrued on each Eurodollar Loan shall be payable in arrears on each Interest Payment Date, on any date on which such Loan is prepaid (on the amount prepaid), whether due to acceleration or otherwise, and at maturity.

(b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, from the date such Loan is made until it becomes due and payable or is converted into a Loan of another Type, at a rate per annum equal to the Base Rate for plus the Applicable Margin. Interest accrued on each Base Rate Loan shall be payable in arrears on each Interest Payment Date, commencing with the first such date to occur after the Borrowing Date of such Loan, and at maturity.

(c) If all or a portion of (i) the principal amount of any Loan, or (ii) any interest payable thereon or any other amount due hereunder or under any other Credit Document shall not be paid when due (whether at the stated maturity, by acceleration, on the 100th day of a Utilization Period or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to paragraphs (a) or (b), as applicable, of this Section 2.08 plus 2.00% and (y) in the case of overdue interest or any such other amount, the Base Rate plus the Applicable Margin plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Any such interest shall be payable in arrears on demand or, if no earlier demand for payment is made, on the last Business Day of each calendar month.

(d) In no event shall the interest charged with respect to any Loan or any other obligation of Borrower hereunder or under the Note exceed the maximum amount permitted by applicable Law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of Lender hereunder or under the Note (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged by such Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender is equal to the total interest which such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by a Lender exceed the amount which such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If a Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans of such Lender or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

2.09 Interest and Fee Basis. (a) Commitment Fee and, whenever it is calculated on the basis of the Prime Rate, interest on Base Rate Loans shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed; otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. Agent shall as soon as practicable notify Borrower of each determination of LIBOR. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate is announced. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and Lenders in the absence of manifest error.

(b) Interest shall be payable for the day a Loan is made but not for the day of any repayment thereof on the amount repaid if payment is received prior to 12:00 noon. If any principal of or interest on a Loan shall become due on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day and, in the case of principal, such extension of time shall be included in computing interest payable on such principal. For purposes of the Interest Act (Canada), the annual rate of interest or fees charged to Borrower to which the rate calculated in accordance with this Agreement is equivalent is the rate so calculated multiplied by a fraction, the numerator of which is the actual number of days in the calendar year in which such calculation is made and the denominator of which is the number of days comprising the basis on which such interest is calculated.

2.10 Method of Payment. (a) All payments (including prepayments) by Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made in Dollars and immediately available funds to the Agent for the account of Lenders or Agent, as the case may be, by 12:00 noon on the date when due at the office of the Agent located at the address specified in Section 10.02 for notices to the Agent or as otherwise specified by the Agent to Borrower in writing. The Agent shall promptly after its receipt of such payment (but in no event later than 2:00 p.m. of the Business Day of receipt or 10:00 a.m. of the next Business Day if received by the Agent after 2:00 p.m.) remit to each Lender all payments received by the Agent from Borrower in respect of principal of and interest on Loans held by such Lender and in respect of all other amounts owed to such Lender. If, on the due date for any payment on any Loan or any Commitment Fee, the Agent has not received from Borrower notice that it intends to pay such payment from another source, then the Agent is authorized (but shall not be required) to debit any deposit account of Borrower at the Agent for such payment.

(b) Unless the Agent shall have received notice from Borrower prior to the date on which any payment is due to the Agent for the account of any Lender hereunder that Borrower will not make such payment, the Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

2.11 Extension of Commitment. Not less than 30 days and not more than 45 days before the Stated Termination Date then in effect, Borrower and Guarantor may, by written notice to the Agent (who shall promptly notify each Lender thereof, but in no event more than one Business Day after the Agent receives such request) substantially in the form of Exhibit D (a “Request for Extension”), request that the Stated Termination Date be extended for a period of up to 180 days from the Stated Termination Date then in effect. Such request shall not be effective as to a Lender unless such Lender consents thereto in writing no later than 15 days prior to the Stated Termination Date. A Lender may grant or withhold its consent in its sole and absolute discretion, provided that any failure by a Lender to respond to such request in such time period shall be deemed to be a refusal by such Lender to extend. If a Lender shall consent in writing as provided herein to a request to extend the Stated Termination Date (an “Extending Lender”), then on the then scheduled Stated Termination Date (i) the Commitment of the non-consenting Lender (a “Non-Extending Lender”) shall be terminated, (ii) the Total Commitments and the Commitment Percentage of each Extending Lender shall be adjusted to reflect the termination of the Commitments of the Non-Extending Lender and (iii) the Stated Termination Date as to each Extending Lender(s) (but not as to a Non-Extending Lender) shall be extended to the date specified in the Request for Extension. A Lender that consents to such requested extension of the Stated Termination Date shall so notify the Agent in writing, who shall then notify Borrower and Guarantor in writing of such Lender’s consent. No consent to an extension of the Stated Termination Date, or notice of such consent by the Agent to Borrower and Guarantor, shall be effective unless it is in writing.

2.12 Adjustments to Value. Without limiting the Agent’s discretion to determine Value (as provided in the definition of such term herein) of any item of collateral, (i) the Value of the Collateral shall be reduced by the amount of any claims of, and liabilities or indebtedness to, third parties secured by a Lien on such item of Collateral, (ii) any item of Collateral as to which the Agent reasonably determines there is insufficient current information may be assigned such Value as the Agent determines in its reasonable discretion, including a Value of zero (provided that the Agent agrees that the provision of the Valuation Report pursuant to Section 6.01(d) will constitute sufficient information regarding the Pledged Alesco Funding Securities covered thereby), (iii) if the Agent determines that for any reason, other than its own fault, it does not possess a valid, enforceable and perfected Lien for its own and Lenders’ benefit on any item of Collateral, which Lien is senior to all other Liens thereon, such item of Collateral may be assigned by the Agent such Value as the Agent determines in its reasonable discretion, including a Value of zero, and (iv) if the Agent is notified by Borrower or any Lender, or otherwise learning of any event that could reasonably be expected to have a Material Adverse Effect on any item of Collateral, such item of Collateral may be assigned such Value as the Agent in its reasonable discretion shall determine, including a Value of zero. No such reduction in the Value of any item of Collateral shall limit the Agent’s or Lenders’ rights or Borrower’s obligation under Sections 6.02 and 7.01.

2.13 Pro Rata Treatment. All Borrowings, all payments of principal, interest and Commitment Fees, all conversions of Loans from one Type to another and all reductions of the Commitments shall be made ratably with respect to the Lenders in proportion to their share of (i) the outstanding Loans (in the case of payments of principal and interest) and (ii) the Total Commitments (in the case of reductions of the Commitments of Lenders or payment of Commitment Fees); provided that if any one or more, but not all, Lenders refuse to extend the Stated Termination Date in accordance with Section 2.11 and there exists no Event of Default on the scheduled Statement Termination Date (before giving effect to any extension thereof), payments of principal, interest and fees shall be made to the Non-Extending Lenders, and their Commitment shall be reduced to zero, without corresponding payments of principal, interest or fees, or termination of the Commitment, of Extending Lenders which agree to extend the Stated Termination Date pursuant to Section 2.11.

2.14 Termination of Existing Credit Agreement. Concurrently with the initial Borrowing hereunder the Existing Credit Agreement and the Commitment (as defined therein) of Royal Bank of Canada thereunder shall terminate; provided, however, that all obligations of the Borrower which by the terms of the Existing Credit Agreement survive the termination thereof shall survive.

ARTICLE III

CHANGE IN CIRCUMSTANCES

3.01 Yield Protection. If after the date hereof the introduction of, or any change in, any Law or governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), any interpretation thereof or compliance by Lender therewith:

(a) subjects Lender or any applicable lending office to any Tax on or from payments due from Borrower, excluding any Taxes or Other Taxes required to be paid by Borrower pursuant to Section 3.05 hereof, or changes the basis of taxation of payments to a Lender in respect of the Loans or other amounts due it hereunder;

(b) imposes or increases or deems applicable any reserve (other than the Reserve Requirement), assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender or any applicable lending office; or

(c) imposes any other condition on a Lender,

the result of which is to increase the cost to such Lender or any applicable lending office of making, funding or maintaining Loans, to reduce any amount received by such Lender or any applicable lending office in connection with its Loans or to require such Lender or any applicable lending office to make any payment calculated by reference to the amount of loans held or interest received by such Lender, by an amount deemed material by such Lender, then, within fifteen days after demand by such Lender (through the Agent), Borrower shall pay such Lender that portion of such increased cost incurred or reduction in amount received that such Lender determines is attributable to making, funding and/or maintaining its Loans and/or its Commitment.

3.02 Changes in Capital Adequacy Regulations. If a Lender determines that, after the date hereof, the adoption or implementation of any applicable Law regarding capital requirements for banks or bank holding companies, or any change therein (including, without limitation, any change according to a prescribed schedule of increasing requirements, whether or not known on the date hereof), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive of any such Person regarding capital adequacy (whether or not having the force of law) has the effect of reducing the return on such Lender’s capital to a level below that which such Lender could have achieved (taking into consideration such Lender’s policies with respect to capital adequacy immediately before such adoption, implementation, change or compliance and assuming that such Lender’s capital was fully utilized prior to such adoption, implementation, change or compliance) but for such adoption, implementation, change or compliance as a consequence of such Lender’s Commitment or outstanding Loans by any amount deemed by such Lender to be material, Borrower shall pay to such Lender from time to time on demand, as an additional fee, such amount as Lender determines and notifies Borrower (through the Agent) to be necessary to compensate such Lender for such reduction. The determination by a Lender of such amount shall be conclusive in the absence of manifest error. Each Lender may use any reasonable averaging and attribution methods.

3.03 Availability of Eurodollar Loans. If a Lender determines that the making or maintenance of Eurodollar Loans would violate any Law applicable to such Lender, whether or not having the force of law, or if a Lender determines that funds of a type and maturity appropriate to match fund Eurodollar Loans are not available to such Lender, then such Lender shall so notify Borrower and the Agent and such Lender’s obligation to make Eurodollar

Loans hereunder shall be suspended, any requested Eurodollar Loan shall be made by such Lender as a Base Rate Loan and any outstanding Eurodollar Loans of such Lender shall be converted to Base Rate Loans at the end of the then current Interest Period therefor or at such earlier time as may be required by applicable Law.

3.04 Funding Reimbursement. If any payment of a Eurodollar Loan occurs on a date that is not the last day of an Interest Period for such Eurodollar Loan, whether because of demand for payment, acceleration, mandatory prepayment, optional prepayment or otherwise (including a Cleanup Payment), or a Eurodollar Loan is not made on the date specified by Borrower for any reason other than default by Lender, Borrower shall reimburse each Lender for any loss or cost (excluding lost profits) incurred by such Lender resulting therefrom, including (but not limited to) any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Loan.

3.05 Taxes. (a) Any and all payments by Borrower hereunder or under each Note shall be made free and clear of, and without deduction for, any and all Taxes now or hereafter imposed. If Borrower shall be required by law to deduct or withhold Taxes from or in respect of any sum payable to a Lender or the Agent hereunder or under a Note, (i) Borrower shall pay such Lender or the Agent, as the case may be, such additional amount as may be necessary in order that the net amount received by such Lender or the Agent, as the case may be, after every required deduction or withholding (including any required deduction from, or withholding with respect to, any such additional amount) shall equal the amount such Lender or the Agent, as the case may be, would have received had no such deduction or withholding been made, (ii) Borrower shall make such deduction or withholding, (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) Borrower shall obtain and deliver to the affected Lender or the Agent, as the case may be, official receipts from the relevant taxing authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment satisfactory to Lender or the Agent, as the case may be, in its sole discretion.

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes and all other excise or property taxes, charges or similar levies (excluding any tax on any transfer or assignment of, or any participation in, this Agreement, any Note or any other Credit Document (or any portion thereof) that is not made or granted at Borrower’s request) which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any other Credit Document (“Other Taxes”). Within 30 days after payment by Borrower of any Other Taxes pursuant to this Section 3.05(b), Borrower shall obtain and deliver to the affected Lender official receipts from the relevant taxing authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment satisfactory to Lender in its sole discretion.

(c) Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes required to be paid by Borrower pursuant to Section 3.05(a) or 3.05(b) but which are asserted directly against any Lender or the Agent and paid by any Lender or the Agent in respect of any payment hereunder or the execution and delivery of any Credit Document (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.05), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 15 days after the date such Lender or the Agent makes demand therefor, accompanied by a certificate of a Lender or the Agent setting forth in reasonable detail the amount to be paid to it under this paragraph (c), which certificate shall be, absent manifest error, prima facie evidence of such amount. Nothing contained herein shall impose any obligation on Lender or the Agent to apply for any refund or credit, or disclose to Borrower or any other Person its tax returns or any document or information regarding or containing its proprietary information with respect to its tax affairs and computations.

3.06 Lender Statements, Survival of Indemnity. To the extent reasonably possible, each Lender shall (upon Borrower’s written request and agreement to reimburse such Lender for its costs and expenses incurred in connection therewith) designate an alternate lending office with respect to Eurodollar Loans to reduce any liability of Borrower to such Lender under Sections 3.01 and 3.02 or to avoid the unavailability of Eurodollar Loans under Section 3.03, so long as such designation is not, in such Lender’s judgment, disadvantageous to such Lender. Any such Lender or the Agent regarding compensation payments under Section 3.01, 3.02 or 3.04 shall deliver to Borrower a written statement as to the amount due (if any) under Section 3.01, 3.02 or 3.04. Such written statement shall set forth in reasonable detail the calculations upon which such Lender or the Agent determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though the affected Lender funded such Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR applicable to such Loan, whether or not that is in fact the case. Unless otherwise provided herein, the amount specified in any such written statement shall be payable on demand after the receipt by Borrower of the written statement. Borrower’s obligations under Sections 3.01, 3.02, 3.04 and 3.05 shall survive the payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions Precedent to Initial Loan. Each Lender’s obligation to make its initial Loan hereunder is subject to the fulfillment, to the satisfaction of the Agent and its counsel, of each of the following conditions:

(a) The Agent shall have received the following, each (as applicable) duly executed and in form and substance satisfactory to the Agent in its sole discretion:

(i) the Notes, duly executed by Borrower, payable to the order of each Lender;

(ii) the Security Agreement duly executed by Borrower AHL and Cohen & Company Securities LLC and all documents contemplated thereby;

(iii) the AHL Security Agreement duly executed by AHL;

(iv) the Dain Control Agreement duly executed by Borrower and Dain;

(v) a copy of the Dain Account Agreement;

(vi) copy of the Certificate of Formation and LLC Agreement of Borrower as then in effect;

(vii) copy of the Guarantor’s articles of incorporation and By-laws as then in effect;

(viii) a copy of the Management Agreement as in effect on the date hereof;

(ix) certified copies of (A) resolutions of the Board of Managers of Borrower and of the Board of Directors of Guarantor authorizing and approving the execution, delivery and performance by Borrower and Guarantor of this Agreement and the other Credit Documents and the borrowings hereunder, and (B) documents evidencing all other necessary actions and governmental approvals, if any, with respect to this Agreement and any other Credit Document and the transactions contemplated hereby and thereby;

(x) a certificate of Borrower, executed by an authorized officer, certifying the names, titles and true signatures of the officers of Borrower authorized to sign this Agreement or any other Credit Document to which Borrower is a party and to make Borrowings hereunder and otherwise to act on behalf of Borrower hereunder and stating that Lender is authorized to rely thereon until notified of any change by Borrower;

(xi) a certificate of Guarantor, executed by its Secretary, certifying the names, titles and true signatures of the officers of Guarantor authorized to sign this Agreement or any other Credit Document to which Guarantor is a party and authorized to act on behalf of Guarantor hereunder and stating that Lender is entitled to rely thereon until notified of any change by Guarantor in writing;

(xii) a certificate issued by the Secretary of State of Delaware, dated a date not more than ten Business Days prior to the Closing Date, as to the valid existence and good standing of Borrower;

(xiii) a certificate issued by the Secretary of State of the State of Maryland dated a date not more than ten Business Days prior to the Closing Date, as to the valid existence and good standing of Guarantor;

(xiv) written opinion(s) of Lamb McErlane PC, counsel to Borrower and Guarantor, in form and substance satisfactory to the Agent, addressed to the Agent and each Lender and dated the Closing Date covering such matters as the Agent or any Lender shall specify;

(xv) written opinion of Cayman Islands counsel to AHL, satisfactory in form and substance to the Agent, as to the power and authority of AHL to execute, deliver and perform the AHL Security Agreement and each other Credit Document executed and delivered by it, as to its due execution and delivery thereof and as to such other matter as the Agent or any Lender shall specify;

(xvi) evidence that the Alesco Funding Preferred Shares set forth in Schedule 4.01(a) hereto are credited to the Dain Account and that such Alesco Funding Preferred Shares have a Value of not less than $160,000,000;

(xvii) evidence of the due filing in each appropriate jurisdiction of such documents, and the taking of all such other actions, as the Bank shall specify to obtain a first priority, perfected Lien on the Collateral;

(xviii) the results of tax, judgment and lien searches on Borrower in all jurisdictions specified by the Agent, each dated a date not more than ten Business Days prior to the Closing Date;

(xix) a copy of a Valuation Report as of February 28, 2007; and

(xx) such other approvals, opinions and documents relating to the organization, existence and good standing of each Obligor, this Agreement and the transactions contemplated hereby as Lender shall have requested.

(b) Borrower shall have reimbursed the Agent and each Lender for legal fees incurred by the Agent pursuant to Section 10.04 that have been invoiced to Borrower.

4.02 Conditions Precedent to Each Loan. No Lender shall be required to make any Loan (including its initial Loan), to continue a Loan for an additional Interest Period or to convert Loans of one Type to the other Type, unless on the applicable Credit Date:

(a) The Agent has received (and has forwarded to each Lender), in the case of (i) the making of a Loan, the relevant Notice of Borrowing, or (ii) the conversion of a Loan, the relevant Notice of Conversion, in each case duly executed by Borrower;

(b) no Default exists or would result from such borrowing or the application of the proceeds thereof, such continuation or such conversion;

(c) each Obligor’s representations and warranties contained in Article V or in the Security Agreement, are true and correct in all material respects on and as of such Credit Date as though made on and as of such Credit Date;

(d) there has not been promulgated, enacted, entered or enforced by any governmental or regulatory authority, body or entity any Law applicable to the transactions contemplated hereby, nor is there pending any action or proceeding by or before any such authority, body or entity involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery, performance or enforceability of the Credit Documents, or the making of the Loans or the enforceability, perfection or priority of Lender’s Lien on the Collateral;

(e) the Agent has received from counsel to Borrower, Guarantor and/or AHL (who shall be reasonably satisfactory to the Agent) a written opinion, in form and substance satisfactory to the Agent, addressed to the Agent and each Lender and dated the date of such borrowing, conversion or continuation covering such matters incident to the transactions contemplated hereby as the Agent or any Lender may request, if as a result of a change in Law or change in other circumstances, the Agent or any Lender has requested such an opinion;

(f) all legal matters incident to the making, continuation or conversion of such Loan are satisfactory to the Agent Lender and its counsel; and

(g) there shall have occurred no event, condition or circumstance which a Lender reasonably determines (and notifies the Agent, the other Lenders and Borrower) constitutes, or could constitute, a Material Adverse Effect.

Each borrowing, continuation or conversion of a Loan shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.02 (b), (c), and (d) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower and Guarantor represent and warrant, jointly and severally, to the Agent and each Lender on and as of the date hereof and each Credit Date that:

5.01 Existence and Good Standing; Subsidiaries. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Guarantor is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. Each Obligor is duly qualified and in good standing as a foreign company in each other jurisdiction in which its ownership or leasing of property or the conduct of its business requires it to so qualify or be licensed and where failure so to qualify and be in good standing or to be licensed could have a Material Adverse Effect. The Borrower has all requisite power and authority to own the Collateral, and each Obligor has the requisite power and authority to own or lease and operate its other properties, and to carry on its business as now conducted and as proposed to be conducted. Guarantor qualifies as a real estate investment trust under Section 856 of the Code. The LLC Agreement is in full force and effect. The copies of the LLC Agreement and the Guarantor’s charter documents delivered to Lender pursuant to Section 4.01 are true and correct copies thereof as in effect on the date hereof. Guarantor owns all outstanding capital stock of Borrower. Schedule 5.01 sets forth as of the date hereof a list of all Subsidiaries of Borrower on the date hereof and its percentage ownership interest therein.

5.02 Power and Authority; No Conflict. The execution, delivery and performance by each Obligor of this Agreement and the other Credit Documents to which it is a party, and the grant by Borrower to Lender of the Lien contemplated hereby with respect to the Collateral, are within its powers, have been duly authorized by all necessary action of the relevant Obligor and do not (a) contravene or violate the LLC Agreement or the Guarantor’s charter documents, as applicable, (b) contravene or violate any contractual restriction binding on the relevant Obligor or require any consent under any agreement or instrument to which it or any of its Affiliates is a party or by which it or any of its properties or assets is bound, (c) result in or require the creation or imposition of any Lien upon any property or assets of any Obligor other than Liens permitted by Section 6.02(c), or (d) violate any Law, order, writ, judgment, injunction, decree, determination or award.

5.03 No Filings or Approvals. Except for any filings specifically provided for in the Security Agreement or in Section 4.01 hereof, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any governmental or regulatory authority, body or entity or any other third party (except such as have been obtained or made and are in full force and effect) is required to authorize, or is required in connection with (a) the execution, delivery and performance by an Obligor of any Credit Document to which it is a party or the grant of the Security Interest to the Lender under (and as defined in) the Security Agreement, (b) the legality, validity, binding effect or enforceability of any Credit Document, or (c) the validity, enforceability, perfection or priority of any Lien created under any Credit Document.

5.04 Execution; Validity. This Agreement and the other Credit Documents have been duly executed and delivered and are, and any other Credit Document entered into after the date hereof will be duly executed and delivered and will be, legal, valid and binding obligations of each Obligor party thereto, enforceable against such Obligor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar Law affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.05 Financial Statements; No Material Adverse Effect. (a) The audited consolidated financial statements of Guarantor and the unaudited consolidating balance sheet and income statement of Guarantor as at and for fiscal year ended December 31, 2006, heretofore delivered to Lender fairly present, in accordance with GAAP, the consolidated financial condition and results of operations of such Obligor as of the dates thereof and for the periods covered thereby. There are no material liabilities, contingent or otherwise, of either Obligor or its Subsidiaries which are not reflected in such financial statements or the notes thereto.

(b) There has occurred no material adverse change in the financial condition or results of operations of either Obligor from those reflected in its financial statements referred to in Section 5.05(a), and there does not exist on the date hereof, and there has not occurred since the date of such financial statements, any event, condition or circumstance which has or can reasonably be expected to have, a Material Adverse Effect.

(c) Each Obligor is Solvent. No Obligor is (i) engaged in a business, or is about to engage in a business for which the property remaining with such Obligor constitutes an unreasonable small capital or (ii) intends to incur, or believes that it would incur debts that would be beyond such Obligor’s ability to pay as they mature.

5.06 No Litigation. There is no pending or threatened action or proceeding affecting an Obligor before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Credit Document.

5.07 Not a Regulated Borrower. Neither Obligor is (i) an “investment company” or a Person “controlled by” an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, required to register under such act or (ii) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

5.08 Compliance with Law, Agreements, Etc.

(a) Each of Obligor and its Subsidiaries is, and since the date of its formation has been, in compliance with all Laws binding on or applicable to it or its properties except for any such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

(b) Each material agreement or instrument to which an Obligor is a party or which relates to the Collateral is in full force and effect, and Borrower is not in default under any provision of any such material agreement or instrument.

(c) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of each Obligor and each of its Subsidiaries have been duly obtained and are in full force and effect except where the failure to obtain and maintain any of the foregoing would not have a Material Adverse Effect. There are no restrictions or requirements which limit either Obligor’s ability lawfully to conduct its business or perform its obligations under this Agreement or any other Credit Document.

5.09 Good Title. (a) Borrower has good and marketable title to all Collateral other than Collateral Owned by AHL, and AHL has good and marketable title to all other Collateral, and Borrower has good and marketable title to, or valid leasehold interests in, all its other material properties and assets, and Guarantor has good and marketable title to, or a valid leasehold interest in, all of its material properties and assets, in each case free and clear of Liens other than Liens permitted by Section 6.02(c) and (in the case of assets other than the Collateral) Liens set forth on Schedule 5.09. Except as set forth on Schedule 5.09, no Obligor has made any registrations, filings or recordations in any jurisdiction evidencing or referring to a Lien on any Collateral, including but not limited to UCC-1 financing statements.

(b) On the date hereof Borrower owns the Pledged Alesco securities for which it is indicated as the owner on Schedule 4.01(a) hereto and AHL owns the Pledged Alesco Funding Securities for which it is indicated as the owner on Schedule 4.01(a) hereto. Each of the Borrower and AHL will at all times have good title to all Alesco Funding Securities and other items of Collateral Pledged by them to the Agent pursuant to the Security Agreement or the AHL Security Agreement

5.10 Taxes. Each Obligor and its Subsidiaries has filed all income tax returns and all other material tax returns that are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for taxes contested in good faith as to which adequate reserves have been provided in accordance with GAAP. No Obligor nor any of its Subsidiaries has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of such Obligor or such Subsidiary or is aware of any circumstances that would cause the taxable years or other taxable periods of such Obligor or such Subsidiary not to be subject to the normally applicable statute of limitations.

5.11 Margin Regulations. (a) No Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) None of the Pledged Alesco Funding Securities constitutes Margin Stock. None of the transactions contemplated hereby, including the borrowings hereunder and the use of any of the proceeds of the Loans, violates or will violate any provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to acquire Margin Stock or for any purpose that would result in a violation of said Regulations T, U, or X. Immediately following the making and application of each Loan, not more than 25% of the value of the assets of Borrower will consist of Margin Stock, and none of the Collateral includes or will include Margin Stock.

5.12 Material Adverse Effect. Except as disclosed to Lender in writing prior to the date hereof, no Obligor has knowledge of event or circumstance that could reasonably be expected to have a Material Adverse Effect.

5.13 No Immunity from Jurisdiction. No Obligor, nor any of its assets, properties or revenues, has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.

5.14 Ranking of Loans; Debt. The Borrower’s obligations to repay the Loans and Guarantor’s obligations under Article VIII, and each Obligor’s other obligations hereunder, constitute direct, general, unconditional and unsubordinated obligations of such Obligor. On the date hereof no Obligor has any Debt, other than Debt under the Credit Documents and Debt set forth for such Obligor on Schedule 5.14.

5.15 Management Agreement. The Management Agreement is in full force and effect and neither Guarantor nor, to Guarantor’s knowledge, Cohen & Company Management is in default thereunder. The copy of the Management Agreement delivered to Lender pursuant to Section 4.01 is a true and correct copy thereof as in effect on the date hereof.

5.16 Dain Account. The Dain Account Agreement is in full force and effect and the Dain Account has been duly established pursuant thereto. Borrower and Dain are the sole parties to the Dain Account Agreement, and the Agent and (to the limited extent provided in the Dain Control Agreement) Borrower are the sole Persons entitled to originate entitlement orders in respect of the Dain Account or security entitlements relating thereto. Cohen Securities has no interest in the Dain Account. The copy of the Dain Account Agreement delivered to Lender pursuant to Section 4.01(a)(iv) is a true and correct copy thereof. Neither Borrower nor to Borrower’s knowledge, Dain is in default under the Dain Account. The number and types of Alesco Funding Preferred Shares credited to the Dain Account on the Closing Date is as set forth on Schedule 4.01(a)(xiv).

5.17 Accurate Information. All information provided to Lender with respect to each Obligor and its Affiliates or its or their assets, including the Collateral, or with respect to any Alesco Funding Entity or Cohen & Company Management, by or on behalf of an Obligor, any Alesco Funding Entity or Cohen & Company Management, in connection with the negotiation, execution and delivery of this Agreement and the other Credit Documents or the transactions contemplated hereby and thereby was (or will be), on or as of the applicable date of provision thereof, complete and correct in all material respects and does not (or will not) contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

5.18 Fiscal Year Record. Each Obligor’s fiscal year ends on December 31.

ARTICLE VI

COVENANTS

6.01 Affirmative Covenants. So long as any Commitment is in effect and until the full payment and performance of all of the Obligations, the Obligors agree, jointly and severally, that, unless the Majority Lenders otherwise consent in writing:

(a) Existence, Compliance with Laws. Each Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises and remain or become qualified to engage in business and in good standing in all jurisdictions in which the character of its properties or the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse. Each Obligor will, and will cause each of its Subsidiaries to, observe and comply in all material respects with all Laws that now or at any time hereafter may be applicable to it, noncompliance with which would reasonably be expected to have a Material Adverse Effect except for those Laws the necessity of compliance with which is being contested in good faith by appropriate proceedings provided such contest does not pose risk of forfeiture or impairment of any Collateral or impairment of the validity, perfection or priority of Lender’s Lien thereon.

(b) Preservation of Rights. Each Obligor will, and will cause each of its Subsidiaries to, preserve all of its rights, licenses and other assets that are used or useful in the conduct of its business.

(c) Financial Information and Reports, Notices. Each Obligor will keep proper books, records and accounts in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs in accordance with GAAP and Guarantor will furnish to the Agent (for distribution to Lenders) the following:

(i) as soon as available and in any event within 90 days after the end of each fiscal year of Guarantor, the audited consolidated financial statements of the Guarantor and its Subsidiaries, and the unaudited consolidating balance sheet and income statement of Guarantor, for such fiscal year, which audited financial statements shall include a statement of financial position as of the end of such fiscal year and statements of operations and of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied (in the case of Guarantor’s financial statements) by an unqualified report and opinion of independent certified public accountants of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, fairly present the financial position of Borrower and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP;

(ii) as soon as available but in any event within 45 days after the end of each fiscal quarter of the Guarantor, (x) the consolidated financial statements of the Guarantor for such quarter and for the portion of the fiscal year then ended, which financial statements shall include a statement of financial position as of the end of such fiscal quarter and a statement of operation and cash flows for such fiscal quarter and fiscal period, and (y) the consolidating balance sheet and income statement of the Guarantor for such quarter and fiscal period, such financial statements, balance sheet and income statement to be prepared in accordance with GAAP (subject to normal year-end audit adjustments);

(iii) Together with the financial statements referred to in clauses (i) and (ii) above, a certificate of the Chief Financial Officer of Guarantor (x) certifying that said financial statements have been prepared in accordance with GAAP (subject, in the case of the financial statements referred to in clause (ii) above, to normal year-end audit adjustments) and fairly present the financial condition and results of operation and cash flows of each Obligor and its subsidiaries as at the end of and for the periods covered thereby, (y) containing calculations showing Guarantor’s compliance with the provisions of Section 6.02(a) and (z) stating there does not exist as of the date of such certificate, and that there has not occurred during the period covered by the financial statements referred to in such certificate, any Default (or if a Default exists or has occurred describing the nature thereof and the action which the Obligors have taken or propose to take in respect thereof);

(iv) as soon as possible and in any event within two Business Days after an Obligor obtains actual knowledge of the occurrence of:

(A) any Default that has occurred and is continuing,

(B) any actual or threatened litigation involving an Obligor or any Subsidiary thereof, Cohen & Company Management or any Alesco Funding Entity that, if adversely determined to such Obligor, such Subsidiary, Cohen & Company Management or Alesco Funding Entity, could have a Material Adverse Effect,

(C) any insolvency of any Alesco Funding Entity or any event or circumstance which has, or could reasonably be expected to have, a Material Adverse Effect,

(D) any default by Borrower or Dain under the Dain Account Agreement; or

(E) the Dain Account or any other Collateral Account becoming subject to any writ of garnishment, attachment or execution, restraining order or similar court process of a statement of a Responsible Officer of such Obligor setting forth the details thereof and the action Borrower has taken and proposes to take with respect thereto;

(v) at least 10 days’ prior written notice of any proposed change to the Dain Account Agreement;

(vi) at least 30 days’ prior written notice of any proposed amendment of the LLC Agreement or the Management Agreement together with copies of the proposed amendment;

(vii) at least 30 days’ prior written notice of any proposed Change in Management;

(viii) promptly, copies of all financial statements and reports furnished by Guarantor or any Alesco Funding Entity to holders of its securities;

(ix) promptly, notice of any issuance of equity securities of the Guarantor, specifying the date of issuance and the net proceeds received by Guarantor from such issuance;

(x) promptly after request therefor, such other business and financial information respecting the financial or other condition or operations of an Obligor or any of its Subsidiaries or any Consolidated VIE as the Agent or any Lender (through the Agent) may from time to time reasonably request; and

(xi) prior to effecting the same, any change in an Obligor’s fiscal year.

(d) Valuation Reports. Not later than five (5) Business Days after the end of each calendar month, and not later than five (5) days after any request by the Agent or any Lender (through the Agent) therefor, a report of Merrill Lynch or Bear Stearns (or such other valuation expert as the Agent shall specify if Merrill Lynch or Bear Stearns cease to issue Valuation Reports) in reasonable detail satisfactory to the Agent (a “Valuation Report”) setting forth (i) the value of the Pledged Alesco Funding Securities constituting part of the Collateral, (ii) the basis for such valuation and (iii) the manner in which such value was determined (including any assumptions made in determining such value).

(e) Change in Nature of Business. Guarantor will either (i) as of the date of this Agreement and so long as it intends to be principally engaged in the business as a real estate investment trust under Section 856 of the Code be a qualified real estate investment trust under Section 856 of the Code or (ii) upon determining to restructure its corporate structure, becomes (and thereafter remain) qualified under the Code as a publicly traded limited partnership that, in the case of either (i) or (ii), invests primarily in securities that evidence ownership in collateralized debt obligations or collateralized loan obligations.

(f) Use of Proceeds. Borrower will use the proceeds of the Loans for operating and working capital purposes. Borrower will not use any proceeds of the Loans to pay dividends or other distributions to Guarantor. Borrower shall specify in each Borrowing Notice the purpose for which such borrowing is made.

(g) Payment of Taxes, Etc. Each Obligor will, and will cause each of its Subsidiaries to, pay and discharge, before the same become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided that no Obligor or its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge if (i) such tax, assessment or claim is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, and (ii) such failure to pay does not create a risk of forfeiture or loss of the Collateral or the impairment of the Agent’s or Lenders’ Lien thereon.

(h) Visitation Rights. Each Obligor will, at any reasonable time during normal business hours and upon reasonable prior notice, from time to time permit the Agent or any Lender or any agent or representative thereof to (i) visit the properties and offices of such Obligor and discuss the affairs, finances, assets and accounts of such Obligor, its Subsidiaries and any Consolidated VIEs with any of its officers or directors and examine and make copies of and abstracts from its records and books of account, and (ii) discuss the affairs, finances, assets and accounts of such Obligor, its Subsidiaries and any Consolidated VIEs with its accountants, including any independent certified public accountants retained by such Obligor.

(i) Management Agreement. Guarantor will notify the Agent of any default by Guarantor or Cohen & Company Management under the Management Agreement promptly upon Guarantor acquiring knowledge thereof, and Guarantor will deliver to the Agent copies of all notices delivered or received by Guarantor asserting the existence of a default under the Management Agreement or purporting to terminate the Management Agreement.

6.02 Negative Covenants. So long as the Commitment is in effect and until the full payment and performance of all of the Obligations, the Obligors agree, jointly and severally, that, unless the Majority Lenders otherwise consent in writing:

(a) Shareholders Equity. Guarantor will not permit Shareholders Equity to be less than $365,000,000 plus 75% of the aggregate net proceeds received by the Guarantor at any time or from time to time after the Closing Date from the issuance of any equity securities of the Guarantor.

(b) Debt. The Obligors will not, and will not cause or permit any of their respective Subsidiaries to, incur, create, assume or suffer to exist any Debt except:

(i) Debt hereunder;

(ii) Debt incurred in connection with the purchase by Borrower or one of its Subsidiaries of securities, specifically including, without limitation, trust preferred securities, that are to be packaged into a Collateralized Debt Obligation, a Collateralized Loan Obligation, warehouse lines entered into in connection therewith, or any other similar structured finance transactions, including that Debt, if any, which is required to be included in Borrower’s or Guarantor’s consolidated financial statements pursuant to GAAP or the Financial Accounting Standards Board’s Interpretation Number 46;

(iii) Debt described in Schedule 5.14; and

(iv) Debt consisting of convertible securities, which Debt is subordinated, in a manner and on terms acceptable to each Lender, to the Borrower’s indebtedness hereunder, under the Notes and under the other Credit Documents.

(c) Liens. The Obligors will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any item of Collateral or any of their other assets, whether now owned or hereafter acquired, except:

(i) Liens in favor of the Agent or any Lender created under the Credit Documents;

(ii) Liens described in Schedule 5.09;

(iii) Liens created in connection with transactions described in Section 6.02(b)(ii) above on property other than the Collateral; and

(iv) Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings.

(d) Mergers, Transfer of Assets, Etc. No Obligor will, and no Obligor will permit any of its Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of its property and assets (whether now owned or hereafter acquired) to, any Person; provided that any of an Obligor’s Subsidiaries may merge or consolidate with or into (or convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to) such Obligor or any wholly-owned Subsidiary of such Obligor if (i) no Default has occurred and is continuing at the time of such merger, consolidation or disposition and (ii) in the case of any merger, consolidation or transfer of assets to which an Obligor is a party, such Obligor is the surviving company.

(e) Dividends, Etc. If there exists any Default, no Obligor will declare or make any dividend payment or other distribution of assets, property, cash, rights, obligations or securities on account of any equity interests of such Obligor, or purchase, redeem, retire or otherwise acquire for value any equity interests of such Obligor, or any warrants, rights or options to acquire any such interests or shares, now or hereafter outstanding. Borrower shall not in any event, whether or not a Default exists, use any proceeds of the Loan to pay any dividends or distributions to its members.

(f) Advances and Investments. The Obligors will not, and will not permit any of their respective Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except for capital contributions to its Subsidiaries, provided that no such investment may in any event be made if there exists any Default.

(g) Charter Documents. Borrower will not amend or modify the LLC Agreement, and Guarantor will not amend or modify its Second Articles of Amendment and Restatement or By-laws, in a manner which would have a Material Adverse Effect.

(h) Management Agreement. Guarantor will not terminate, or consent to the termination of, the Management Agreement. Guarantor will not amend or modify the Management Agreement if such amendment or modification would have a Material Adverse Effect.

(h) Voluntary Payments and Modification of Debt. The Obligors will not, and will not permit any of their respective Subsidiaries to, (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Debt other than any amounts outstanding hereunder or under the other Credit Documents (including but not limited to by way of depositing with the trustee with respect thereto money or securities before the due date thereof for the purpose of paying such Debt when due), or (ii) amend or modify, or permit the amendment or modification of, any provision of any Debt or of any agreement (including but not limited to any purchase agreement, subscription agreement, indenture, loan agreement or security agreement) relating to any Debt. The foregoing restrictions in the paragraph (i) shall not apply to Collateralized Debt Obligations or Collateralized Loan Obligations incurred by Subsidiaries of the Obligors in the ordinary course of business.

(j) Restrictions of Subsidiary Dividends and Distributions. The Obligors will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by an Obligor or any Subsidiary of an Obligor, or pay any Debt owed to an Obligor or a Subsidiary of an Obligor, (ii) make loans or advances to an Obligor, or (iii) transfer any of its properties or assets to an Obligor, except for such encumbrances or restrictions existing under or by reason of (x) applicable Law, (y) this Agreement, or (z) any other Credit Document.

(k) Dain Account. Borrower will not terminate or cancel the Dain Account or originate any entitlement orders in respect of any financial assets credited thereto.

(l) Transactions with Affiliates. No Obligor will, directly or indirectly, (i) make any investment in an Affiliate of an Obligor (whether by means of share purchase, capital contribution, loan, advance or any other extension of credit, including repurchase agreements, securities lending transactions or any other transaction, deposit, or otherwise, including any agreement or commitment to enter into any of the foregoing) or (ii) transfer, sell, lease, assign or otherwise dispose of any tangible or intangible property to an Affiliate or enter into any other transaction, directly or indirectly, with or for the benefit of an Affiliate (including but not limited to Guaranties and assumptions of obligations of an Affiliate) except (x) the Management Agreement and (y) transactions constituting investments in an entity engaged in a Collateralized Debt Obligation or Collateralized Loan Obligation, structured finance transaction or any other similar transaction, including investments of restricted cash securing any Subsidiary’s obligations under a “warehouse” credit facility entered into in connection with a Collateralized Debt Obligation or Collateralized Loan Obligation and any guaranty required in connection therewith; provided that (i) any Affiliate who is an individual may serve as a director, officer, manager or employee of, or otherwise have management authority with respect to, an Obligor or any of its Subsidiaries or other Affiliates and receive reasonable compensation for his or her services in such capacity, (ii) an Obligor may enter into transactions with Affiliates of an Obligor providing for the leasing of property, the rendering or receipt of services or the purchase or sale of tangible or intangible property in the ordinary course of business if (x) the monetary and business terms of such transaction are substantially as advantageous to Borrower as the monetary and business terms which would obtain in a comparable transaction by Borrower with a Person who is not an Affiliate of Borrower and (y) such transaction is of the kind that would be entered into by a prudent Person in the position of Borrower with a Person that is not one of its Affiliates, (iii) Guarantor may make capital contributions to Borrower and (subject to the provisions of the Section 6.01(f) and 6.02(e)) Borrower may pay dividends to Guarantor. Obligors and their respective Subsidiaries will not be party to any tax sharing or similar arrangement if the effect of such arrangement would be to increase the tax liability or adversely affect the cash flow or any tax loss carry forward (or other tax benefit) of the Obligors in an amount greater than would have been the case in the absence of such an arrangement and (iv) AHL may transfer Alesco Funding Securities to the Dain Account and pledge, and permit Borrower to pledge, AHL’s interest in such Alesco Funding Securities to the Agent and pursuant to the AHL Security Agreement and the Security Agreement.

ARTICLE VII

DEFAULTS

7.01 Events of Default. If any one or more of the following events (“Events of Default”) occurs and is continuing:

(a) Borrower fails to pay when due any principal of any Loan, including any Cleanup Payment when due and any payment required by Section 6.01(j);

(b) Borrower fails to pay when due any interest on any Loan or any Obligor fails to pay when due any other amount payable hereunder or under any other Credit Document (other than principal), and such failure remains unremedied for three (3) Business Days;

(c) any representation or warranty made by an Obligor herein or in any other Credit Document or by an Obligor (or any officers or representatives thereof) in connection with this Agreement or any other Credit Document is incorrect in any material respect when made or deemed to have been made;

(d) an Obligor fails to perform or observe any term, covenant or agreement contained in Section 6.01(a) (with respect to itself), 6.01(d), 6.01(e), 6.01(j) or 6.02;

(e) an Obligor fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Credit Document on its part to be performed or observed and such failure remains unremedied for thirty (30) Business Days after notice thereof has been given to Borrower by Lender;

(f) an Obligor fails to pay all or any portion of the principal of any Debt of such Obligor (other than the Loans) for or in respect of borrowed money that is outstanding in an aggregate principal amount of at least $2,000,000 when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any event occurs or condition exists under any agreement or instrument relating to any such other Debt and if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt is declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease any such Debt is required to be made, in each case prior to the stated maturity thereof;

(g) an Obligor or any of its Subsidiaries or Cohen Brothers Management fails to pay its debts generally as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against an Obligor or any of its Subsidiaries or Cohen & Company Management seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law of any jurisdiction relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against an Obligor or any of its Subsidiaries or Cohen & Company Management, such proceeding remains undismissed or unstayed for a period of 30 days; or a receiver, trustee, custodian or similar official is appointed for an Obligor or any of its Subsidiaries or Cohen & Company Management or for all or a substantial part of the property of any of the foregoing; or an Obligor or any of its Subsidiaries or Cohen & Company Management is adjudicated bankrupt or insolvent, or an order for relief is entered in respect of an Obligor or any of its Subsidiaries or Cohen & Company Management under the Bankruptcy Code; or an Obligor, Cohen & Company Management is dissolved or liquidated; or an Obligor or any of its Subsidiaries or Cohen & Company Management takes any action to authorize any of the actions set forth above in this paragraph;

(h) any judgment or order for the payment of money in excess of $1,000,000 is rendered against an Obligor or any of its Subsidiaries and either (x) enforcement proceedings are commenced by any creditor upon such judgment or order that are not stayed or dismissed within 30 days after the commencement of such proceedings or (y) there is any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, or such judgment remains unpaid, or (ii) any non-monetary judgment is entered against an Obligor or Cohen & Company Management or any of its Affiliates which has or could reasonably be expected to have a Material Adverse Effect;

(i) any Default under (and as defined in) the Security Agreement or the AHL Security Agreement occurs and is continuing;

(j) the Agent’s security interest on the Collateral ceases to be a valid, enforceable, perfected and through no fault of Agent or any Lender, senior security interest therein for the benefit of the Agent and the Lenders subject to no other Lien;

(k) an Obligor denies or disaffirms any of its obligations under this Agreement or any other Credit Document to which it is a party or asserts that such obligations are unenforceable or invalid; or any Law purports to render invalid, or preclude enforcement of, any provision of this Agreement or any other Credit Document or the Security Interest or impairs the performance of an Obligor’s obligations hereunder or under any other Credit Document to which it is a party;

(l) a Change of Control occurs;

(m) the Management Agreement terminates;

(n) a Change in Management occurs which, in Lender’s good faith judgment, could have a Material Adverse Effect;

(o) Guarantor ceases to be the beneficial and record owner of all outstanding capital stock of Borrower or the indirect beneficial owner of all outstanding capital stock of AHL;

(p) any writ of garnishment, attachment or any restraining order, is issued in respect of the Dain Account or any financial assets credited thereto and remains in effect for a period exceeding 30 days; or

(q) any other event or condition occurs or exists that, in Lender’s good faith judgment, has or could have a Material Adverse Effect;

then, and at any time thereafter, the Agent may, and at the request of any Lender or Lenders whose outstanding Loans total at least 50% of the outstanding principal amount of all Loans or, if no Loans are outstanding, whose Commitment Percentages total at least 50% shall, by notice to Borrower, (x) declare the Commitments to be terminated, whereupon each Lender’s Commitment shall immediately terminate, and/or (y) declare the Loans, all interest thereon and all other amounts payable under this Agreement or any other Credit Document to be forthwith due and payable, whereupon the Loans, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and/or (z) exercise all its rights and remedies under the Security Agreement or the AHL Security Agreement; provided that upon the occurrence with respect to Borrower of any Event of Default specified in paragraph (g) of this Section 7.01, each Lender’s Commitment shall automatically terminate immediately and the Loans, all such interest and all such other amounts shall automatically be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE VIII

GUARANTY

8.01 Guaranty by Guarantor. (a) For valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and to induce each Lender to enter into this Agreement and to make and maintain Loans to Borrower hereunder, Guarantor hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, to each Creditor the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations of Borrower to such Creditor, now existing or hereafter incurred, under this Agreement or any other Credit Document, whether for principal, interest, fees, expenses indemnities or otherwise (including (i) amounts which would become due but for the operation of any automatic stay in any case under the Bankruptcy Code and (ii) interest which would have accrued on the Obligations following the commencement of any Insolvency Proceeding by or against Borrower, whether or not such interest constitutes an allowable claim against Borrower in any such case or Insolvency Proceeding). Guarantor hereby irrevocably and unconditionally agrees that, upon default by Borrower in the payment when due of any amount owing by Borrower hereunder or under any other Credit Document to a Creditor, Guarantor will immediately pay the same to the Agent (for the benefit of such Creditor) in Dollars and in immediately available funds, at the place and in the manner specified for such defaulted payment in this Agreement or such other Credit Document and otherwise in accordance with the terms of this agreement and each other Credit Document, together with any and all reasonable expenses that are incurred by such Creditor or the Agent in collecting the same, without further notice or demand (other than notice to the Guarantor of the amount due Lender hereunder and of Borrower’s failure to make such payment).

(b) Guarantor’s guaranty contained in this Section 8.01 is a guaranty of payment and not of collection. Any Creditor may proceed immediately against Guarantor upon any default by Borrower in the payment when due of any Obligation, and no Creditor shall be required to (i) obtain or enforce any judgment against Borrower, (ii) file a claim in any bankruptcy, insolvency or reorganization proceeding involving Borrower, (iii) resort to any Collateral or (iv) enforce or exhaust any rights against Borrower or any other Person or their respective assets.

8.02 Obligations Unconditional. (a) The obligations of the Guarantor under Section 8.01 shall be continuing, absolute and unconditional irrespective of (i) the legality, genuineness, validity, regularity or enforceability (as against Borrower or Lender) of this Agreement or any other Credit Document, (ii) the existence, value, validity or extent of any collateral for the Obligations or the validity, perfection or priority of Lender’s Liens thereon, (iii) any provision of applicable law or regulation purporting to prohibit the payment by Borrower of the Obligations, (iv) any default, failure or delay, willful or otherwise, in the performance by Borrower of the Obligations, or any other act by Borrower that may or might in any manner or to any extent vary the risk of Borrower or Guarantor, (v) any extension of the Stated Termination Date or any other extension of time given to Borrower by any Creditor or any failure on the part of any Creditor to exercise recourse against Borrower or other person or the renunciation of any such recourse, (vi) any default by Dain under the Dain Account Agreement or Dain Control Agreement or any default by any other Intermediary in respect of any Collateral Account or any Control Agreement in respect thereof, (vii) the discharge of Borrower from the Obligations in any case under the Bankruptcy Code or other Insolvency Proceedings, or otherwise, or any modification of the Obligations under any plan or reorganization in any bankruptcy case or other Insolvency Proceeding, (viii) a Lender’s election, in any case instituted with respect to Borrower under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (ix) any borrowing or grant of a security interest by Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code, (x) the disallowance under Section 502 of the Bankruptcy Code of all or any portion of a Creditor’s claim against Borrower or (xi) any other circumstances which might constitute in legal or equitable discharge or defense of a guarantor.

(b) Without limiting the generality of the foregoing, Guarantor hereby agrees that a Creditor may at any time, or from time to time, in such Creditor’s discretion, but subject to the terms of this Agreement, (i) renew and/or extend or accelerate the time of payment, and/or the manner, place or terms of payment of, all or any part of the Obligations, or any renewal or renewals thereof, (ii) extend the time for Borrower’s performance of, or compliance with, any term, covenant or agreement contained in this Agreement or any other Credit Document or waive such compliance or performance, (iii) waive any condition specified herein to the Closing Date or to the extension of credit hereunder, (iv) extend the Stated Termination Date or any other dates for any payment hereunder or under any other Credit Document, (v) exchange, release and/or surrender all or any part of any Collateral or other security that may hereafter be held by, or on behalf of, such Creditor in connection with any or all of the Obligations, (vi) sell and/or purchase any or all of such collateral or other security at public or private sale, or any broker’s board, and after deducting all costs and expenses of every kind for collection, sale or delivery, apply the proceeds of any such sale or sales to any of the Obligations (with Guarantor remaining liable for any deficiency) and (vii) settle or compromise any and all of the Obligations with Borrower and/or any other Person(s) liable thereon and/or subordinate the payment of same or any part thereof to the payment of any other debts or claims that may at any time be due or owing by Borrower to a Creditor and/or any other Person(s), all in such manner and upon such terms as Lender may see fit, and without notice to or further assent from the Guarantor.

(c) The obligations of Guarantor under this Article VIII shall not be subject to any defense, set-off, counterclaim, recoupment or termination whatsoever by reason of any circumstance or occurrence, including without limitation any of the actions or circumstances set forth in paragraphs (a) or (b) above.

8.03 Stay of Acceleration. If demand for, or acceleration of the time for, payment by Borrower to a Creditor of any Obligations of Borrower is stayed upon the commencement of any case under the Bankruptcy Code or any other Insolvency Proceeding for Borrower, all such Obligations otherwise subject to demand for payment or acceleration under the terms of this Agreement or any other Credit Document shall nonetheless be payable by Guarantor hereunder forthwith on demand by the Agent.

8.04 Subrogation. No payment by Guarantor pursuant to Article VIII or other satisfaction of the Obligations of Guarantor under Article VIII shall entitle it, by subrogation to the rights of any Creditor, or by right of contribution, reimbursement, exoneration or otherwise, to any payment from Borrower or out of the property of Borrower, except after the payment in full to each Creditor of all sums which are or may become payable to it at any time or from time to time by the Borrower and the Guarantor under this Agreement or any other Credit Document. Upon the payment in full of all sums referred to in the immediately preceding sentence, Guarantor shall be subrogated to the rights of Creditors hereunder to the extent of any payments made by Guarantor under its guaranty contained herein.

8.05 Subordination. Guarantor agrees that (i) all existing and future Debt and other indebtedness of Borrower to the Guarantor shall be subject and subordinate to the Obligations of Borrower to the Creditors hereunder or under any other Credit Document and (ii) so long as there exists any Default hereunder, Borrower shall not pay the Guarantor, and the Guarantor shall not accept payment from Borrower of any Debt or other indebtedness owing by Borrower or any Subsidiary thereof to Guarantor until all Obligations of Borrower to the Creditors are paid in full.

8.06 Cumulative Remedies. Each Creditor may pursue its rights and remedies under this Article VIII and shall be entitled to payment from Guarantor under this Article VIII notwithstanding any other guarantee of or security for all or any part of the Obligations of Borrower or any other Person, and notwithstanding any action taken or omitted to be taken by any Creditor to enforce any of its rights or remedies against Borrower or any other Person hereunder or under such other guarantee or with respect to any other security.

8.07 Waivers. Except for notices and demands expressly provided for herein, Guarantor hereby waives diligence, presentment, demand of payment, protest and all notices (whether of nonpayment, dishonor, protest or otherwise) with respect to the Obligations, notice of acceptance of the guaranty by Guarantor contained in this Article VIII and of the incurrence by Borrower of any Obligation and all demands whatsoever.

8.08 Survival of Guaranty. The provisions of Article VIII shall continue in effect and be binding upon Guarantor until all of the Obligations have been paid in full. The liability of Guarantor under this Article VIII shall be reinstated and revived with respect to any amount at any time paid to or for the account of any Creditor by Borrower or any other Person which is thereafter required to be, and that is, restored and returned by a Creditor to Borrower or such Person, or its trustee or receiver or similar official, upon the bankruptcy, insolvency or reorganization of Borrower or such Person, or for any other reason, all as though such amount had not been paid by Borrower or such Person.

ARTICLE IX

THE AGENT

9.01 Appointment and Authorization. (a) Each Lender hereby designates and appoints The Agent as (i) such Lender’s agent under this Agreement and the other Credit Documents and (ii) such Lender’s agent and bailee to hold and administer the Collateral and the Security Interest for the benefit of such Lender and its successors and assigns and the holders from time to time of the Loans and Notes of such Lender, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article IX. The provisions of this Article IX are solely for the benefit of the Agent and the Lenders, and the Obligors shall have no rights as third party beneficiaries, or otherwise of any of the provisions contained herein. (b) Each Lender further hereby appoints the Agent, and the Agent hereby agrees to act, as agent and bailee of such Lender for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

9.02 Agent’s Duties Limited. (a) Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Agent shall not be required to exercise any discretionary power granted to it under this Agreement, and as to any matters not expressly provided for by this Agreement the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting upon the written instructions of the Majority Lenders or (to the extent provided herein) any or all Lenders, and only if furnished with indemnity satisfactory to the Agent by the Lenders, and such instructions shall be binding upon each Lender and its successors and assigns and each holder of any Note or Loans; provided, however, that each Agent shall not be required to take any action that it determines in good faith, or is advised by counsel, (x) exposes it to liability or (y) is or may be contrary to this Agreement or any other Credit Document or applicable law. The Agent shall be fully protected, and shall incur no liability whatsoever to any Lender or any other Person, in acting or refraining to act in accordance with institution believed by it to have been given by a Lender. The Agent agrees to give Lenders prompt notice of each notice and copies of all other documents given to it in its capacity as Agent pursuant to this Agreement.

9.03 Actions of Agent. The Lenders authorize and direct the Agent to enter into this Agreement and the other Credit Documents, for the ratable benefit of the Lenders, and to hold the Security Interest and to obtain and exercise “control” (within the meaning of Sections 8-106 and 9-104 of the UCC) on behalf of and for the ratable benefit of such other Lenders. Each Lender agrees that any action taken by the Agent, in accordance with the terms of this Agreement or the other Credit Documents, and the exercise by the Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

9.04 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

9.05 Exculpation of Agent-Related Persons. (a) None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor or any Subsidiary or Affiliate of any Obligor, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any Subsidiaries or Affiliates of any Obligor.

(b) The Agent shall have no obligation whatsoever to any of the Lenders (i) to assure that the Collateral exists or is owned by any Obligor or is cared for, protected or insured or has been encumbered, or that the Security Interest is enforceable or has been properly or sufficiently or lawfully created, perfected or protected or is entitled to any particular priority. Without limiting the foregoing, the Agent shall fully discharge its duty of care in respect of the Collateral or the Security Interest if it administers it in the same manner as it administers similar collateral or security interests held by it in its individual capacity, and the Agent shall have no other duty of care, disclosure or fidelity hereunder in respect of the Collateral. The Agent shall not be obligated to continue exercising any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

9.06 Reliance by Agent. Neither Agent nor any other Agent-Related Person shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Credit Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing: (i) the Agent may treat each Lender as the holder of all Loans made by it until the Agent receives notice of the assignment of a Loan from the assignor and assignee thereof and the assignee and assignor comply with the provisions of Section 10.06(b) hereof; (ii) the Agent may consult with legal counsel (including counsel for an Obligor or Lender) and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) the Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it without gross negligence or willful misconduct in the employment of such agents or attorneys-in-fact; (iv) the Agent makes no warranty or representation to any Lender as to, nor shall it be responsible to Lender or holder of any Obligations for, any statements, warranties or representations made in or in connection with this Agreement or any other Credit Document by Obligor or by any other party; (v) the Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of any Obligor or any other party or to inspect any Collateral (including the books and records relating thereto); (vi) the Agent shall not be responsible to Lender for the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto or any Collateral; (vii) the Agent shall not be liable to any Lender for any losses incurred as the result of any sale or disposition of any Collateral; (viii) the Agent makes no representation or warranty nor shall the Agent have any responsibility concerning the existence, value or validity of any Collateral or the validity perfection or the perfection of the Security Interest; and (ix) the Agent shall not incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.07 Notice of Default. Except for defaults in the payment of principal, interest and Commitment Fees payable for the account of the Lenders hereunder (“Payment

Defaults”), the Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or an Obligor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of any Payment Defaults known to it and of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders in accordance with Section 7.01; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

9.08 Credit Decision. Each Lender acknowledges, and each subsequent holder of any Loan or Note shall be deemed to have acknowledged, that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of any Obligor and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Obligor and its Affiliates, and all applicable bank laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor which may come into the possession of any of the Agent-Related Persons.

9.09 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Obligors and without limiting the obligation of the Obligors to do so), pro rata, in accordance with each Lender’s Commitment Percentage, from and against any and all losses, liabilities, damages, costs and expenses, including fees and expenses of Agent’s counsel (collectively, “Losses”), incurred by the Agent under, in connection with or by reason of (i) this Agreement or any other Credit Document, (ii) the Collateral or the Security Interest, or (iii) the Agent’s performance of any services or taking or omitting to take any action, in its capacity as Agent, under or in connection with this Agreement, any other Credit Document, or the Collateral or the Security Interest and for any Losses of the Agent or any other Agent-Related Person referred to in Section 10.04(b); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of any Losses resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share (in accordance with such Lender’s Commitment Percentage) of any costs or out-of-pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, or, the Collateral or the Security Interest to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Obligors. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

9.10 Agent in Individual Capacity. The Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Obligor and its Subsidiaries and Affiliates as though it were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent, in its individual capacity, or its Affiliates may receive information regarding the Obligors or their Affiliates (including information that may be subject to confidentiality obligations in favor of an Obligor or such Subsidiary) and acknowledge that the Agent and the Bank shall be under no obligation to provide such information to them. With respect to its Loans, the Agent, in its individual capacity, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include the Agent in its individual capacity.

9.11 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrower, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. If the Agent resigns under this Agreement, subject to the proviso in the preceding sentence, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.12 Withholding Tax. (a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

(i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, two properly completed original IRS Forms W-8BEN and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender, two properly completed and original executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii) such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction or of its inability to deliver any such forms, in which case such Lender will not be required to deliver such forms pursuant to this Section 9.12.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c) If any Lender claiming exemption from United States of America withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including fees and disbursements of counsel). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

9.13 Release of Collateral. The Lenders hereby irrevocably authorize the Agent to release any Security Interest upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Obligors of all Loans and all other Obligations, or (ii) as provided in Section 6 of the Security Agreement (or the AHL Security Agreement), or (iii) as otherwise provided in this Agreement or any other Credit Document.

9.14 Sharing of Payments. If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Obligor to such Lender arising under, or relating to, this Agreement or the other Credit Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Commitment Percentages; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participation’s shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. The provisions of this Section 9.14 shall not apply to a payment made to a Non-Extending Lender pursuant to Section 2.11 if there exists no Event of Default at the time of such payment.

9.15 Payments by Agent to Lenders. All payments required to be made by the Agent to the Lenders shall be made on the day of receipt (or on the following Business Day if received by the Agent after 2:00 p.m. or on a day which is not a Business Day) by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Closing Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, interest or fees on Loans, or otherwise.

9.16 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X

MISCELLANEOUS

10.01 Amendments and Waivers. (a) No amendment or wavier of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by any Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders), the Agent and the Obligors party thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Obligors party thereto and acknowledged by the Agent, do any of the following:

(i) Increase or extend the Commitment of any Lender;

(ii) postpone or delay any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Credit Document;

(iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(v) change the definition of Loan Limit or LTV Ratio;

(vi) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

(vii) release any material item of Collateral other than as expressly permitted by the terms in this Agreement, the Security Agreement or the AHL Security agreement;

(viii) release the Guarantor; and

(ix) change the definition of “Majority Lenders”;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, adversely affect the rights or duties of the Agent under this Agreement or any other Credit Document.

(b) No failure on the part of a Lender or the Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Credit Document shall operate as a waiver thereof or an acquiescence therein, nor shall the making of a Loan or acquiescence to the conversion of a Base Rate Loan to a Eurodollar Loan when a Default exists or Borrower is unable to satisfy the conditions precedent thereto (and notwithstanding that Lenders or the Agent may have had notice or knowledge or reason to believe that such Default or inability existed at the time of such Loan or conversion) constitute any such waiver or acquiescence. No single or partial exercise of any right, power or privilege under this Agreement or the Note shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.02 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto under or with respect to any Credit Document shall be in writing unless otherwise specified in the relevant Credit Document. Written notices shall be deemed to have been duly given or made (x) five (5) Business Days after being mailed, properly addressed with first class postage prepaid, or (y) upon actual receipt thereof by the receiving party, if delivered by hand, overnight courier or facsimile transmission (and, if received on any day that is not a Business Day or after close of business on a Business Day, at the opening of business of the receiving party on the next succeeding Business Day); provided that notice to a Lender or the Agent shall not be effective until actually received by it. Each such notice shall be addressed to the addressee at its address or facsimile number set forth below or at such other address or facsimile number as such addressee shall have hereafter (and prior to the delivery of such notice) specified by a written notice to the other party.

As of the date hereof, the address, telephone number, and facsimile number of each party are:

Borrower:	Alesco Financial Holdings, LLC
2929 Arch Street – Suite 1703
Philadelphia, Pa. 19104
	Attention:	John Longino,
Chief Financial Officer
Telephone Number: 215-701-9687
Facsimile Number: 215-701-8281

Guarantor:	Alesco Financial Inc.
2929 Arch Street – Suite 1703
Philadelphia, Pa. 19104
	Attention:	John Longino,
Chief Financial Officer
Telephone Number: 215-701-9687
Facsimile Number: 215-701-8281

Agent:	Royal Bank of Canada, as Agent
Royal Bank of Canada Agency Services Group
Royal Bank Plaza
P. O. Box 50, 200 Bay Street
12th Floor, South Tower
Toronto, Ontario M5J 2W7
Attn: Manager Agency
Telecopy: (416) 842-4023
Telephone: (416) 842-3901

Lenders:	Royal Bank of Canada
New York Branch
One Liberty Plaza, 3rd Floor
New York, NY 10006-1404
Attention: Loans Administration
Telephone Number: 212-428-6212
Facsimile Number: 212-428-2372

with copies to:

Royal Bank of Canada
One Liberty Plaza, 3rd Floor
New York, NY 10006-1404
Attention: Alexander Birr
Telephone Number: 212-428-6404
Facsimile Number: 212-428-6201

U.S. Bank National Association.
777 E. Wisconsin Ave.
Milwaukee, Wisconsin 53202
Attention: Jon B. Biggs
Telephone: 414-765-4411
Telecopy: 414-765-6236

10.03 Preservation of Rights. All rights and remedies contained in the Credit Documents or afforded by law or equity shall be cumulative, and all shall be available to Lender until this Agreement has terminated and the Obligations have been paid in full.

10.04 Expenses; Indemnity. (a) The Obligors agree, jointly and severally, to pay and reimburse on demand all of the Agent’s and each Lender, reasonable costs and expenses, including (but not limited to) the fees and expenses of its counsel, in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the other Credit Documents and other documents to be delivered hereunder or in respect of the transactions contemplated hereby or (ii) the administration of this Agreement and the other Credit Documents. The Obligors also agree, jointly and severally, to pay and reimburse on demand to each Creditor all reasonable costs and expenses, including reasonable fees and disbursements of counsel, incurred by each Creditor in connection with (i) any amendment, consent or waiver with respect to this Agreement or any other Credit Document. The Obligors further agree, jointly and severally, to pay on demand all costs and expenses (including but not limited to reasonable counsel fees and expenses), if any, incurred by Lender in connection with modification and supplementation of this Agreement or any other Credit Document or the Collateral, any waiver or consent hereunder or thereunder and the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any other Credit Document or any other document delivered hereunder or thereunder or in respect of the transactions contemplated hereby or thereby.

(b) The Obligors shall, jointly and severally, indemnify each Creditor and each of its Affiliates and the respective officers, directors, employees, agents and advisors of such Creditor and its Affiliates (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including but not limited to fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation, proceeding, or claim or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, any other Credit Document, the transactions contemplated hereby or thereby, the Collateral, any consent (or lack of consent) rendered by a Creditor in connection with Collateral, or any use made or proposed to be made of the proceeds of the Loans, whether or not such investigation, litigation, proceeding or claim is brought or asserted by an Obligor, any of its members, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not the conditions precedent set forth in Article IV are satisfied or the transactions contemplated by this Agreement are consummated, except, as to any Indemnified Party, to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment of such court.

10.05 Binding Effect. This Agreement shall become effective when it has been executed and delivered by each of Borrower, Lenders and the Agent.

10.06 Successors and Assigns; Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any assignment by an Obligor without such consent shall be null and void). A Lender may assign or otherwise transfer any of its rights or obligations hereunder and under its Note and each other Credit Document (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (c) of this Section, or (iii) by way of pledge, assignment or grant of a Lien subject to the restrictions of paragraph (d) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent provided in paragraph (c) of this Section, Participants) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) A Lender may at any time, with the consent of Borrower and the Agent (such consent not to be unreasonably withheld or delayed), assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided that no such consent by Borrower shall be required if (x) a Default has occurred and is continuing at the time of such assignment or (y) such assignment is to another Lender or to an Affiliate of a Lender. From and after the effective date of the assignment, the assignee shall be a party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned to it, have the rights and obligations of Lender under this Agreement, and the assignor shall, to the extent of the interest assigned by it, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assignor’s rights and obligations under this Agreement, the assignor shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 10.04 and 10.19 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit E hereto (an “Assignment and Acceptance”) executed by the assignor and assignee which shall be submitted to the Agent and, if required pursuant hereto, to the Borrower for their acceptance (with such commercially reasonable changes thereto as are reasonably acceptable to the Agent). Concurrently with the delivery of an Assignment and Acceptance to the Agent, and as a condition to the effectiveness thereof, there shall be paid to the Agent by the assignor a processing fee of $3,000.

(c) A Lender may at any time, without the consent of or notice to Borrower or the Agent, sell participations to any Person (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to Borrower and the Agent for the performance of such obligations, and (iii) Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Obligors agree that each Participant shall be entitled to the benefits of Article III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.12 as though it were a Lender.

(d) Notwithstanding the foregoing, any Lender may at any time pledge, assign or grant a Lien on all or any portion of its rights under this Agreement (including its Loans and its Note) to secure obligations of such Lender, including without limitation any pledge, assignment or grant of a Lien to a Federal Reserve Bank; provided that no such pledge, assignment or grant of a Lien shall release such Lender from any of its obligations hereunder or substitute the pledgee, assignee or grantee for Lender as a party hereto.

10.07 Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to a Creditor under this Agreement or any other Credit Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, and such judgment, order or award is expressed in a currency (the “Judgment Currency”) other than Dollars, each Obligor agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent of the amount of Dollars that such Creditor may purchase with a payment in the

Judgment Currency on the Business Day following Lender’s receipt of such payment and (b) to indemnify and hold harmless such Creditor against any deficiency in Dollars in the amounts actually received by such Creditor following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity of each Obligor set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of such Obligor separate and independent from its other obligations hereunder and shall apply irrespective of any time or other indulgence granted by a Creditor.

10.08 Severability. Any provision in this Agreement or any other Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Credit Document, and any such prohibition or unenforceability in any jurisdiction shall not invalidate such provision or render it unenforceable in any other jurisdiction.

10.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. Any party delivering a counterpart of this Agreement by facsimile transmission shall, if so requested by the other party, deliver an original manually signed to the other party, but failure by a party to make such delivery shall not impair the effectiveness of the delivery by such party of such counterpart by facsimile transmission.

10.10 Survival. Each Obligor’s obligations hereunder shall remain in full force and effect during the term of this Agreement. Each Obligor’s obligations under Sections 3.01, 3.02, 3.04, 3.05, 10.04, 10.07, 10.15, 10.18 and 10.19 shall survive termination of this Agreement.

10.11 No Fiduciary Relationship; No Joint Venture. Each Obligor acknowledges that (i) neither any Lender nor the Agent has any fiduciary relationship with, or fiduciary duty to, such Obligor arising out of or in connection with the Credit Documents and (ii) the relationship between each Creditor and each Obligor is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.

10.12 Right of Set-off. In addition to, and without limitation of, any rights of Lender under applicable Law, if any Event of Default occurs, each Lender and the Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Obligor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness matured or not yet due at any time held or owing by such Creditor or any of its Affiliates (including but not limited to by any of its or their branches and agencies wherever located), and in whatever currency denominated, to or for the credit or the account of any Obligor against and on account of the Obligations, including but not limited to all claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, whether or not such Creditor shall have made any demand hereunder or thereunder and although such obligations, liabilities or claims, or any of them, shall be contingent or unmatured or denominated in a currency other than Dollars. For purposes of effecting any such set-off, a Creditor may convert any deposit or other indebtedness from one currency to another at the exchange rate prevailing on the date of such set-off, as determined by Lender.

10.13 Entire Agreement. This Agreement and the other Credit Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

10.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION APPLICABLE TO THIS AGREEMENT.

10.15 Submission to Jurisdiction; Waiver of Immunity. (a) For purposes of any suit, action or proceeding involving this Agreement or any other Credit Document or any judgment entered by any court in respect of such suit, action or proceeding, each Obligor expressly submits to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York, New York, and agrees that any order, process or other paper may be served upon such Obligor within or without such court’s jurisdiction by mailing a copy by registered or certified mail, postage prepaid, to such Obligor at such Obligor’s address for notices provided in this Agreement, such service to become effective 30 days after such mailing. Each Obligor irrevocably waives any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing contained in this Agreement or any other Credit Document shall affect Lender’s right to serve legal process in any manner permitted by Law or to bring any action or proceeding against Borrower or Borrower’s property in the courts of other jurisdictions.

(b) To the extent that any Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Obligor hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Credit Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

10.16 Customer Identification Program Requirements. Lenders and the Agent hereby notify each Obligor pursuant to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), amending the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), Lenders and the Agent are required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow Lenders and the Agent to identify such Obligor in accordance with such Acts. Any Lender or the Agent may also request identifying documents of each Obligor. Each Obligor agrees that it will promptly comply with any request by any Lender or the Agent for any such information. Any Lender or the Agent may also screen each Obligor against various databases and lists to determine whether such Obligor appears thereon.

10.17 Recordings. Each Obligor, each Lender and the Agent consent to the recording of all telephonic or electronic communications made in respect hereof or in respect of the other Credit Documents and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement or any other Credit Document.

10.18 Waiver of Jury Trial. THE OBLIGORS, LENDERS AND THE AGENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER AND AGREE THAT ANY SUCH PROCEEDING SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

10.19 Waiver of Certain Claims. EACH OBLIGOR AGREES THAT IT WILL NOT ASSERT AGAINST ANY LENDER OR THE AGENT OR ANY OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS THEREOF, AND HEREBY WAIVES, ANY CLAIMS IT MAY AT ANY TIME HAVE FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGE IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank; signature page following]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first written above.

Borrower:

ALESCO FINANCIAL HOLDINGS, LLC

By	/s/ John J. Longino
Name:	John J. Longino
Title:	Chief Financial Officer

Guarantor:

ALESCO FINANCIAL INC.

By	/s/ John J. Longino
Name:	John J. Longino
Title:	Chief Financial Officer

Agent:

ROYAL BANK OF CANADA, as Agent

By	/s/ Gail Watkin
Name:	Gail Watkin
Title:	Manager, Agency

Lenders:

Commitment: $20,000,000	ROYAL BANK OF CANADA
Commitment Percentage: 50%

	By	/s/ Alexander Birr
	Name:	Alexander Birr
	Title:	Authorized Signatory

Commitment: $20,000,000	U.S. BANK NATIONAL ASSOCIATION
Commitment Percentage: 50%

	By	/s/ Jon B. Beggs
	Name:	Jon B. Beggs
	Title:	Vice President

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS; RULES OF CONSTRUCTION	1

1.01	DEFINITIONS AND RULES OF CONSTRUCTION	1
1.02	COMPUTATION OF TIME PERIODS	11
1.03	ACCOUNTING TERMS	11
1.04	PRINCIPLES OF CONSTRUCTION	11

ARTICLE II	THE CREDIT FACILITY	12

2.01	LOANS	12
2.02	PROCEDURE FOR BORROWING	12
2.03	CONVERSION AND CONTINUATION	13
2.04	EVIDENCE OF INDEBTEDNESS, NOTE	13
2.05	PREPAYMENTS	14
2.06	REDUCTION OR TERMINATION OF COMMITMENTS	14
2.07	FEES	15
2.08	INTEREST RATES AND PAYMENTS DATES	15
2.09	INTEREST AND FEE BASIS	16
2.10	METHOD OF PAYMENT	17
2.11	EXTENSION OF COMMITMENT	17
2.12	ADJUSTMENTS TO VALUE	18
2.13	PRO RATA TREATMENT	18
2.14	TERMINATION OF EXISTING CREDIT AGREEMENT	18

ARTICLE III	CHANGE IN CIRCUMSTANCES	18

3.01	YIELD PROTECTION	18
3.02	CHANGES IN CAPITAL ADEQUACY REGULATIONS	19
3.03	AVAILABILITY OF EURODOLLAR LOANS	19
3.04	FUNDING REIMBURSEMENT	20
3.05	TAXES	20
3.06	LENDER STATEMENTS, SURVIVAL OF INDEMNITY	21

ARTICLE IV	CONDITIONS PRECEDENT	21

4.01	CONDITIONS PRECEDENT TO INITIAL LOAN	21
4.02	CONDITIONS PRECEDENT TO EACH LOAN	23

ARTICLE V	REPRESENTATIONS AND WARRANTIES	24

5.01	EXISTENCE AND GOOD STANDING; SUBSIDIARIES	24
5.02	POWER AND AUTHORITY; NO CONFLICT	24
5.03	NO FILINGS OR APPROVALS	25
5.04	EXECUTION; VALIDITY	25
5.05	FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT	25
5.06	NO LITIGATION	26
5.07	NOT A REGULATED BORROWER	26
5.08	COMPLIANCE WITH LAW, AGREEMENTS, ETC.	26

(i)

5.09	GOOD TITLE	26
5.10	TAXES	27
5.11	MARGIN REGULATIONS	27
5.12	MATERIAL ADVERSE EFFECT	27
5.13	NO IMMUNITY FROM JURISDICTION	27
5.14	RANKING OF LOANS; DEBT	27
5.15	MANAGEMENT AGREEMENT	27
5.16	DAIN ACCOUNT	28
5.17	ACCURATE INFORMATION	28
5.18	FISCAL YEAR RECORD	28

ARTICLE VI	COVENANTS	28

6.01	AFFIRMATIVE COVENANTS	28
6.02	NEGATIVE COVENANTS	32

ARTICLE VII	DEFAULTS	35

7.01	EVENTS OF DEFAULT	35

ARTICLE VIII	GUARANTY	37

8.01	GUARANTY BY GUARANTOR	37
8.02	OBLIGATIONS UNCONDITIONAL	38
8.03	STAY OF ACCELERATION	39
8.04	SUBROGATION	39
8.05	SUBORDINATION	39
8.06	CUMULATIVE REMEDIES	39
8.07	WAIVERS	40
8.08	SURVIVAL OF GUARANTY	40

ARTICLE IX	THE AGENT	40

9.01	APPOINTMENT AND AUTHORIZATION	40
9.02	AGENT’S DUTIES LIMITED	40
9.03	ACTIONS OF AGENT	41
9.04	DELEGATION OF DUTIES	41
9.05	EXCULPATION OF AGENT-RELATED PERSONS	41
9.06	RELIANCE BY AGENT	42
9.07	NOTICE OF DEFAULT	42
9.08	CREDIT DECISION	43
9.09	INDEMNIFICATION	43
9.10	AGENT IN INDIVIDUAL CAPACITY	44
9.11	SUCCESSOR AGENT	44
9.12	WITHHOLDING TAX	44
9.13	RELEASE OF COLLATERAL	46
9.14	SHARING OF PAYMENTS	46
9.15	PAYMENTS BY AGENT TO LENDERS	46
9.16	RELATION AMONG LENDERS	46

(ii)

ARTICLE X	MISCELLANEOUS	47

10.01	AMENDMENTS AND WAIVERS	47
10.02	NOTICES	48
10.03	PRESERVATION OF RIGHTS	49
10.04	EXPENSES; INDEMNITY	49
10.05	BINDING EFFECT	50
10.06	SUCCESSORS AND ASSIGNS; PARTICIPATIONS	50
10.07	JUDGMENT CURRENCY	51
10.08	SEVERABILITY	52
10.09	COUNTERPARTS	52
10.10	SURVIVAL	52
10.11	NO FIDUCIARY RELATIONSHIP; NO JOINT VENTURE	52
10.12	RIGHT OF SET-OFF	52
10.13	ENTIRE AGREEMENT	53
10.14	GOVERNING LAW	53
10.15	SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY	53
10.16	CUSTOMER IDENTIFICATION PROGRAM REQUIREMENTS	53
10.17	RECORDINGS	54
10.18	WAIVER OF JURY TRIAL	54
10.19	WAIVER OF CERTAIN CLAIMS	54

EXHIBITS

Exhibit A:	Form of Note
Exhibit B:	Form of Notice of Borrowing
Exhibit C:	Form of Notice of Conversion
Exhibit D:	Form of Request for Extension
Exhibit E:	Form of Assignment and Acceptance Agreement

SCHEDULES

Schedule 4.01(a):	Alesco Funding Preferred Shares
Schedule 5.01:	Subsidiaries and Consolidated VIEs
Schedule 5.09:	Existing Liens
Schedule 5.14:	Existing Debt

(iii)